EXHIBIT 99.2

ENGINEERING, PROCUREMENT AND CONSTRUCTION AGREEMENT

By and between

YABUCOA BESS LLC

as Owner

and

SOLARMAX RENEWABLE ENERGY PROVIDER, INC.

As Contractor

Contractor’s License No. 972048

Dated

12/31/2025

ARTICLE 1 DEFINITIONS; INTERPRETATION		5
1.1	Capitalized Terms	5
1.2	Rules of Interpretation	14
1.3	Exhibits	16

ARTICLE 2 SCOPE OF WORK		16
2.1	Work and Materials	16
2.2	Contractor Obligations	19
2.3	Final Design and “As-Built” Documents; O&M Manual; Submittals	24
2.4	Investment Incentives	26
2.5	Project Schedule, Guaranteed Completion Dates, Liquidated Damages	27
2.6	Risk of Loss	29
2.7	Clean-Up	30
2.8	Hazardous Materials	30
2.9	Subcontractors	31
2.10	Safety	32
2.11	Coordination and Right to Inspect	34
2.12	Labor and Personnel	35
2.13	Prevailing Wage Requirements	35
2.14	Owner’s Obligations	38

ARTICLE 3 CONTRACT PRICE AND PAYMENTS		40
3.1	Contract Price	40
3.2	Payments of the Contract Price	40
3.3	Approval	41
3.4	Set Off	41
3.5	Interest	41
3.6	Final Completion Payment	41
3.7	Payments Due after Final Completion	41

ARTICLE 4 TERM; COMMENCEMENT		42
4.1	Term	42
4.2	LNTPs	42
4.3	Notice to Proceed	42

ARTICLE 5 COVENANTS, REPRESENTATIONS AND WARRANTIES		42
5.1	Representations and Warranties of Contractor	42
5.2	Representations and Warranties of Owner	44
5.3	Covenants of Contractor	46

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ARTICLE 6 SCOPE CHANGES		49
6.1	Changes in the Work	49

ARTICLE 7 INDEMNIFICATION		51
7.1	Contractor’s General Indemnity	51
7.2	Owner’s Indemnity	51
7.3	Taxes	52
7.4	Notification	52
7.5	Proceedings	52
7.6	Affiliates	52
7.7	Insurance Proceeds	52

ARTICLE 8 LIMITATION OF LIABILITY		53
8.1	NO CONSEQUENTIAL DAMAGES	53
8.2	Limitation	53

ARTICLE 9 DEFAULT; REMEDIES		53
9.1	Event of Default	53
9.2	Remedies upon Event of Default	55
9.3	Exclusive Remedy	55
9.4	Duty to Mitigate	56
9.5	Owner’s Right to Suspend	56
9.6	Owner’s Termination for Convenience	58
9.7	Contractor’s Right to Suspend Work; Certain Payment Disputes	58

ARTICLE 10 FORCE MAJEURE		59
10.1	Definition	59
10.2	No Liability if a Force Majeure Event Occurs	60
10.3	Notice; Due Diligence	60
10.4	Termination due to Force Majeure Event	60

ARTICLE 11 DISPUTE RESOLUTION		60
11.1	Governing Law; Jurisdiction	60
11.2	Dispute Resolution	61
11.3	Technical Dispute	61
11.4	Attorneys’ Fees	61

ARTICLE 12 WARRANTIES		62
12.1	Work Warranty	62
12.2	Manufacturer Warranties	64

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ARTICLE 13 INSURANCE		65
13.1	Contractor Acquired Insurance	65
13.2	Waiver of Subrogation	66
13.3	Evidence of Insurance	66
13.4	Insurance Coverage	66
13.5	Failure to Maintain Insurance	66
13.6	Subcontractor’s Insurance; Scope of Coverage	67

ARTICLE 14 MISCELLANEOUS		67
14.1	Assignment	67
14.2	Entire Agreement; Integration	68
14.3	Amendments	68
14.4	Severability	68
14.5	Notices	68
14.6	Representatives	68
14.7	Further Assurances	69
14.8	No Partnership or Joint Venture	69
14.9	Binding Effect	69
14.10	Counterparts	69
14.11	Facsimile or Electronic Delivery	69
14.12	Survival of Obligations	69
14.13	Waivers	69
14.14	Confidentiality	70
14.15	Negotiated Terms	71

EXHIBITS

Exhibit A:	Scope of Work of this Agreement
Exhibit B:	Site Description
Exhibit C:	Baseline Project Schedule and Project Milestones
Exhibit D:	Capital Cost Breakdown and Payment Schedule
Exhibit E:	Battery Testing, Battery Commissioning and Battery Performance Criteria
Exhibit F:	Manufacturers’ Warranties
Exhibit G:	Form of Progress Report
Exhibit H:	Forms of Battery Commissioning Report
Exhibit I:	Forms of Waiver and Release
Exhibit J:	Form of Change Order
Exhibit K:	Contractor’s Safety Plan
Exhibit L:	Description and Specifications of Battery

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ENGINEERING, PROCUREMENT, AND CONSTRUCTION AGREEMENT

20MW/80MWh Yabucoa BESS Project

THIS ENGINEERING, PROCUREMENT AND CONSTRUCTION AGREEMENT (this “Agreement”) is made and entered into this 31st day of December, 2025 (the “Effective Date”) by and between Yabucoa BESS LLC, a Texas limited liability company, with principal offices at 100 Crescent Court, 7th Floor, Dallas, TX 75201 (“Owner”) and SOLARMAX RENEWABLE ENERGY PROVIDER, INC., a California company, with principal offices at 3080 12th ST, Riverside, CA 92507 (together with its Affiliate to be designated, “Contractor”).  Each of Owner and Contractor is sometimes referred to as a “Party” and collectively as the “Parties.”

RECITALS

A. Owner is a special purpose company created to own and operate a new battery energy storage system to be located at Candelero Arriba, Humacao, Puerto Rico.

B. Owner is interested in commissioning the design and construction of a new utility scale battery energy storage system (the “Battery”) and interconnect with the local power authority’s high voltage interconnecting facilities (the “Substation”) as described and depicted in this Agreement and its Exhibits (all the facilities, including the Battery and related equipment, the “BESS”, excluding the Substation, which shall be built or provided by the local power authority), at the site described in Exhibit B (the “Site”). The design, financing, constructing and commissioning of the BESS is referred to herein as the “Project.”

C. Contractor is in the business of designing and constructing fully installed battery energy storage systems on a turn-key basis, including sourcing and importing the equipment required.

D. Owner desires to retain Contractor, and Contractor desires to be retained, to perform or cause to be performed all work for (i) the design, engineering, procurement, installation, construction, testing, start-up and commissioning of the BESS at the Site in accordance with the drawings, plans, and specifications set forth in or to be developed in accordance with this Agreement. and (ii) the provisioning of all materials, machinery, tools, transportation, administration and other services and items required to complete and deliver to Owner the fully integrated, installed, tested, and operational BESS, all subject to and in accordance with the terms and conditions herein.

E. On or as reasonably practicable after the Effective Date, Owner and landlord shall execute a lease agreement whereby landlord shall inter alia lease to Owner the Site for purposes of developing the Project.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

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ARTICLE 1

DEFINITIONS; INTERPRETATION

1.1 Capitalized Terms.  Capitalized terms used but not otherwise defined herein have the meanings assigned to them in this Article 1.

“Affiliate” means, as to a specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the specified Person.  For the purposes of this definition, the concept of “control,” when used with respect to any specified Person, shall signify the possession of the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities or partnership or other ownership interests, by contract or otherwise.

“Agreement” means this engineering, procurement and construction agreement, including all Exhibits attached hereto, as the same may be modified, amended or supplemented from time to time in accordance with the terms hereof.

“Agreement Term” has the meaning assigned to such term in Section 4.1.

“Apprenticeship Cure Payment” means with respect to any failure to satisfy the Apprenticeship Requirements, a payment to the Secretary of the U.S. Department of the Treasury in an amount equal to the product of $50 multiplied by the total Labor Hours which were insufficient to meet the Apprenticeship Requirements; provided, that $500 is substituted for $50 in the calculation above if the failure to satisfy the Apprenticeship Requirements is due to intentional disregard.

“Apprenticeship Requirements” is defined in Section 2.13.2.

“Apprenticeship Records” is defined in Section 2.13.4.

“Authorized Persons” has the meaning assigned to such term in Section 2.11.1.

“Baseline Project Schedule” has the meaning assigned to such term in Section 2.5.1.

“Battery” means the electrical battery energy storing facility described in Exhibit M to be built as part of the Scope of Work and which will be interconnected to the Substation.

“BESS” means all the facilities included in the Scope of Work, including the Battery and the Substation.

“Business Day” means any Day that is not a Saturday, Sunday, or recognized bank holiday in the State of Texas.

“Capital Cost Breakdown” shall mean the breakdown of the Contract Price agreed upon by Owner and Contractor as set forth in Table D-1 of Exhibit D.

“CFR” means the Code of Federal Regulations.

“Change Order” has the meaning assigned to such term in Section 6.1.1.

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“Claiming Party” has the meaning assigned to such term in Section 10.3.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commencement Date” means the date, which shall be a Business Day, that Owner issues to Contractor a Notice to Proceed with construction of the Project.

“Commercial Operation” means the operational period that starts on the Commercial Operation Date.

“Commercial Operation Date” or “COD” means the date when the Work has been completed successfully in accordance with this Agreement, the BESS has passed all inspections and acceptance testing to operate commercially and Owner has received authorization from the Utility to operate the BESS connected to the Transmission System as required by the Interconnection Agreement. or its

“Confidential Information” has the meaning assigned to such term in Section 14.4.1.

“Construction, Alteration, or Repair” means all types of work done on the BESS or work performed at the Site or at a facility outside the Site by Laborers and Mechanics Employed by Contractor or any Subcontractor, including without limitation: (a) altering, remodeling, installation (where appropriate) at the Site of items fabricated off-site, (b) painting and decorating, (c) manufacturing or furnishing of materials, articles, supplies or equipment; and (d) transportation of materials, articles, supplies or equipment.”

“Contract Price” has the meaning assigned to such term in Section 3.1.

“Contractor” has the meaning assigned to such term in the preamble to this Agreement.

“Contractor Indemnified Party” has the meaning assigned to such term in Section 7.2.

“Contractor Lien” has the meaning assigned to such term in Section 5.3.1.

“Contractor’s Personnel” means those individuals Employed by Contractor.

“Contractor Representative” means the individual designated as such pursuant to Section 14.6.

“Contractor’s Safety Plan” has the meaning assigned to such term in Section 2.10.3.

“Contractor Tests” means the set of performance tests on the Battery listed in Exhibit E and Exhibit F as Contractor Tests.

 “Cure Payment” means the sum of any Apprenticeship Cure Payment and Prevailing Wage Cure Payment, plus any reasonable attorneys’ fees incurred by Owner or an Affiliate due to such failure.

“Day” means a period of twenty-four (24) consecutive hours beginning at 00:00 hours Local Time on any calendar day and ending at 24:00 hours Local Time on the same calendar day.

“Defaulting Party” has the meaning assigned to such term in Section 9.1.

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“Defective” shall mean a defect or deficiency in the Work that has an adverse impact on the operation, performance, functionality or safety of the Project and such defect or deficiency results in or contributes to a failure (a) to conform to the requirements or specifications for the Work as set forth in this Agreement, or (b) to meet the specifications of any relevant manufacturer of equipment or materials included in the Work, or (c) of the Project to achieve the Performance Criteria.

“Delay Notice” has the meaning assigned to such term in Section 2.5.3.

“Design” has the meaning assigned to such term in Section 2.3.1.

“Effective Date” has the meaning assigned to such term in the preamble to this Agreement.

“Employed” means an arrangement in which an individual performs services for the Contractor or any Subcontractor in exchange for remuneration, regardless of whether the individual would be characterized as an employee or an independent contractor for federal tax purposes.

“Engineer” means the engineering firm, having expertise in the design and operation of commercial and industrial scale battery energy storage projects that is designated by notice from Owner to Contractor.

“Environmental Laws” means all applicable Laws pertaining to Hazardous Materials, the environment, human health, safety and natural resources, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. § 9601 et seq.) (“CERCLA”) as amended, the Emergency Planning and Community Right to Know Act (42 U.S.C. §§ 11001 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. §§ 6901 et seq.) as amended, the Clean Air Act (42 U.S.C. § 7401 et seq.), the Federal Water Pollution Control Act (also known as the Clean Water Act) (33 U.S.C. §§ 1251 et seq.), Rivers and Harbors Act of 1899, as amended (33 U.S.C. § 403), the Toxic Substances Control Act (15 U.S.C. §§ 2601 et seq.), the Safe Drinking Water Act (42 U.S.C. §§ 300f et seq.), the Endangered Species Act (16 U.S.C. §§ 1531 et seq.), the Migratory Bird Treaty Act (16 U.S.C. §§ 703 et seq.), the Bald Eagle Protection Act (16 U.S.C. §§ 668 et seq.), the Oil Pollution Act of 1990 (33 U.S.C. §§ 2701 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. §§ 1801 et seq.), the National Environmental Policy Act of 1969 (42 U.S. C. §§4321 to 4370h), the National Historic Preservation Act (16 U.S.C §§ 470 et seq.), Title 14 Code of Federal Regulations Part 77 and 49 U.S.C. §44718, and any similar or analogous state and local statutes or regulations promulgated thereunder and decisional Law of any Governmental Authority, as each of the foregoing may be amended or supplemented from time to time in the future, in each case to the extent applicable with respect to the property or operation to which application of the term “Environmental Laws” relates.

“Event of Default” has the meaning assigned to such term in Section 9.1.

“Excusable Delay” has the meaning assigned to such term in Section 2.5.4.

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“Final Completion” occurs when all conditions set forth for Final Completion in Sections 2.2.5 and 2.3.1 are satisfied.

“Final Completion Certificate” means a certificate prepared by Contractor and executed by Contractor and Owner certifying that Final Completion has occurred.

“Financed Remaining Balance” has the meaning assigned to such term in Section 3.8.

“Force Majeure Event” has the meaning assigned to such term in Section 10.1.1.

“Fringe Benefit Records” has the meaning assigned to such term in Section  2.13.

“Governmental Authority” means any federal, state, local or foreign government in any jurisdiction having authority over Owner, Contractor, the Project, the Site, or the Property, or any municipality, department, court, commission, board, agency, utility, institution, or similar entity acting under authority granted by any such government or governments.

“Governmental Authorization” means any permit, license, consent, decree, waiver, privilege, approval, authorization, exemption from, filing with or notice to any Governmental Authority.

“Guaranteed Completion Dates” has the meaning assigned to such term in Section 2.5.1.

“Guaranteed Final Completion Date” means that date identified on Exhibit C, as adjusted pursuant to Section 6.1.

“Guaranteed Mechanical Completion Date” means that date identified on Exhibit C, as adjusted pursuant to Section 6.1.

“Guaranteed Substantial Completion Date” means that date identified on Exhibit C, as adjusted pursuant to Section 6.1.

“Guidance” means any guidance that has been or is issued by the Secretary of the U.S. Department of the Treasury (including any guidance issued by the IRS) or the U.S. Department of Labor interpreting the requirements under sections 45(b)(7) and 45(b)(8) or 45Y(g)(9) and 45Y(g)(10) of the Code with respect to a production tax credit, or sections 48(a)(10) and 48(a)(11) or 48E(d)(3) and 48E(d)(4) of the Code with respect to the investment tax credit.

“Hazardous Materials” means any hazardous or toxic substance or material regulated or governed by any applicable Governmental Authority under Environmental Laws, or any substance, emission, or material now or hereafter deemed by any Governmental Authority having jurisdiction to be a “hazardous substance,” “petroleum,” “toxic substance,” “pesticide,” “hazardous waste,” “regulated substance,” “pollutant,” “contaminant,” or any similar classification, including by reason of deleterious properties, ignitability, corrosively, reactivity, carcinogenicity, or reproductive toxicity.

“Identifying Information” means name, last four digits of the social security or tax identification number, address, telephone number, and email address.

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“Identified Persons” has the meaning assigned to such term in Section 2.1.8.

“Intellectual Property” has the meaning assigned to such term in Section 5.1.5(a).

“Intellectual Property Rights” has the meaning assigned to such term in Section 5.1.5(a).

“Interconnection Agreement” means the application and agreement required by the Utility and/or the operator of the Transmission System, as applicable, to connect the BESS to, and to safely operate the BESS in parallel with, the Transmission System.

“Investment Tax Credit” or “ITC” means the investment tax credit defined under Section 48 of the Code, as amended from time to time.

“IRS” means the United States Internal Revenue Service.

“Labor Hours” means the total number of hours devoted to the performance of Construction, Alteration, or Repair work by any individual Employed by the Contractor or any Subcontractor, excluding any hours worked by foremen, superintendents, owners or persons Employed in a bona fide executive, administrative or professional capacity (within the meaning of those terms in 29 CFR 541).

“Laborers or Mechanics” or “Laborers and Mechanics” means at least those workers whose duties are manual or physical in nature (including those workers who use tools or who are performing the work of a trade), as distinguished from mental or managerial, and includes apprentices, trainees, helpers, working foremen who do not meet the criteria of 29 CFR 541 and devote more than 20% of their time during a work week to mechanic or laborer duties (to the extent of time so spent), and in the case of contracts subject to the Contract Work Hours and Safety Standards Act (40 U.S.C. 327-332), watchmen or guards. The term does not apply to workers whose duties are primarily administrative, executive, or clerical, rather than manual, or persons Employed in a bona fide executive, administrative, or professional capacity (as defined in 29 CFR 541).

“Law” means any applicable law, statute, regulation, rule, ordinance, decision, writ, order, decree, judgment, injunctions, codes, acts, treaties, or ordinances, or any interpretation thereof, promulgated or issued by any Governmental Authority in effect at the time an event or action occurred.

“Lien Waivers” has the meaning assigned to such term in Section 5.3.1(e).

“LNTP” has the meaning assigned to such term in Section 4.2.

“Local Time” means the prevailing standard time or daylight savings time in the particular time zone where the Site is located.

“Log” has the meaning assigned to such term in Section 2.5.6.

“Major Subcontractor” has the meaning assigned to such term in Section 2.9.1.

“Manufacturer Warranties” has the meaning assigned to such term in Section 12.2.

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“Material Event” has the meaning set forth in Section 6.1.3.

“Materials” means all equipment and materials required for the BESS including, but not limited to, electrical wiring, conduit and other electrical supplies, inverters, data acquisition system (DAS), transformers, switchgear, controls, racking, combiner boxes, combiner box fuses, and grounding equipment.

“Mechanical Completion” occurs when all conditions set forth for Mechanical Completion in Section 2.2.5 are satisfied.

“Mechanical Completion Certificate” means a certificate prepared by Contractor and executed by Contractor and Owner certifying that Mechanical Completion has occurred.

“Net Tax Equity Proceeds” means the net proceeds in U.S. dollars received by Owner as a result of a Tax Equity Transaction, after deduction of all transaction costs including legal, accounting, advisory and brokerage fees.

“Non-Claiming Party” has the meaning assigned to such term in Section 10.3.

“Non-Defaulting Party” has the meaning assigned to such term in Section 9.1.1.

“Notice to Proceed” has the meaning assigned to such term in Section 4.3.

“One Big Beautiful Bill Act” means the legislative act signed into Law on July 4, 2025 which inter alia modifies the IRA.

“Operations and Maintenance Manual” means a manual for the operation and maintenance of the Project, which manual includes the following information: necessary technical documents that enable the operating personnel to start-up, operate, and shut down the systems of the BESS; necessary documents required for maintenance of subsystems, equipment units, and items incorporated into the Project (including non-proprietary technical information from vendors); necessary drawings and diagrams for the appropriate use of above items, such as piping and instrumentation diagrams, electrical one line diagrams, “as built” drawings, etc., for the BESS, the final “as built” plans and line diagram drawings, complete equipment specification sheets, all the warranty information required for the BESS, material safety data sheets, applicable health and safety documentation (including fire safety), specific maintenance schedules required to comply with the Work Warranty, testing and commissioning reports, a recommended spare parts list, and control configuration and process flow diagrams for the BESS; and any other information or data necessary to operate and maintain the Project in accordance with Prudent Industry Practice and Law.

“Owner” has the meaning assigned to such term in the preamble to this Agreement.

“Owner Indemnified Party” has the meaning assigned to such term in Section 7.1.

“Owner Permits and Approvals” means the set of Permits and Approvals for which the Owner has responsibility of obtaining and maintaining, which are listed in Section 2.14.7.

“Owner’s Project Manager” has the meaning assigned to such term in Section 2.14.4.

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“Owner Representative” means the individual designated as such pursuant to Section 14.7.

“Performance Criteria” means the Battery Performance Criteria as described in Exhibit E.

“Permits and Approvals” means any permits, license, registration, consent, order, approval, variance, exemption, waiver, franchise, rights (including water rights) or other authorization obtained from any Governmental Authority.

“Person” means any individual, sole proprietorship, corporation, and limited liability company, limited or general partnership, joint venture, association, joint - stock company, trust, incorporated organization, institution, public benefit corporation, unincorporated organization, Governmental Authority or other entity.

“Prevailing Wage Cure Payment” means the Prevailing Wage Requirements and the Apprenticeship Requirements.

“Prevailing Wage Cure Payment” means with respect to any failure to satisfy the Prevailing Wage Requirements, (a) a payment to any Laborer or Mechanic who was paid wages at a rate below that required under the Prevailing Wage Requirements for any period during the Prevailing Wage Term in an amount equal to the sum of (i) the difference between (A) the aggregate wages paid to such Laborer or Mechanic during such period, and (B) the aggregate wages required to have been paid to such Laborer or Mechanic during such period under the Prevailing Wage Requirements, plus (ii) interest on the amount described in sub clause (i) at the federal underpayment rate established in Section 6621 of the Code plus 6 percentage points, and (b) a payment to the Secretary of the U.S. Department of the Treasury in an amount equal to the product of $5,000 and the total number of Laborers and Mechanics who were paid wages below those required to have been paid under the Prevailing Wage Requirements for any period during the relevant year; provided, that (x) the sum of the amounts described in clauses (a)(i) and (ii) is multiplied by three, and (y) $10,000 is substituted for $5,000 in clause (b) above if the failure to satisfy the Prevailing Wage Requirements is due to intentional disregard.

“Prevailing Wage Requirements” is defined in Section 2.13.1.

“Prevailing Wage Term” means the period commencing on the Effective Date and ending on the 5th anniversary of the Commercial Operation Date.

“Progress Milestone” has the meaning assigned to such term in Section 3.2.

“Project” has the meaning assigned to such term in the Recitals.

“Project Manager” means the individual so appointed by Contractor pursuant to Section 2.12.

“Project Schedule” has the meaning assigned to such term in Section 2.5.2.

“Property” means the Site and the real property and premises surrounding the Site owned by landlord.

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“Prudent Industry Practices” means those practices, methods, standards, and acts of similarly situated engineering or construction firms, as applicable, on projects similar in size, nature, complexity and geographic region as the Project that at a particular time in the exercise of good judgment, and in light of the facts known at the time the decision was made, would have been expected to accomplish the desired result in compliance with all Laws and in a manner consistent with economy and expedition. Prudent Industry Practices are not necessarily defined as the optimal standard practice method or act to the exclusion of others, but rather refer to a range of action reasonable under the circumstances.

“Punch List” has the meaning assigned to such term in Section 2.2.5(iv).

“Punch List Item” means any item of uncompleted Work that (considered individually or in the aggregate) does not or will not adversely affect the performance or safety of the BESS (or any portion thereof) or the ability of Owner to operate the BESS (or any portion thereof) in the ordinary course of business in accordance with Prudent Industry Practices.

“PWA Best Practices” means posting prevailing wage rates in a prominent place for the duration of the Construction, Alteration, or Repair or otherwise notifying employees of the applicable prevailing wage rates and providing procedures for employees to report suspected failures to meet the Prevailing Wage Requirements or Apprenticeship Requirements.

“Qualified Assignee” means any Person that is financially capable of performing Owner’s obligations under this Agreement and agrees in writing to assume Owner’s duties and obligations under this Agreement.

“Qualified Apprentice” means an individual who is Employed by the Contractor or by any Subcontractor and who is participating in an apprenticeship program registered under the National Apprenticeship Act (29 U.S.C. 50 et seq.) that meets the standards of subpart A of part 29 and part 30 of title 29, CFR.

“Remedial Action Plan” has the meaning assigned to such term in Section 2.5.1(c).

“Replacement Materials” has the meaning assigned to such term in Section 2.11.2.

“RFI” has the meaning assigned to such term in Section 2.5.7.

“RFI Log” has the meaning assigned to such term in Section 2.5.7.

“Safety Plans” has the meaning assigned to such term in Section 2.10.3.

“Scope of Work” means all obligations, duties and responsibilities undertaken by Contractor or its Subcontractors in accordance with this Agreement, including the engineering, design, manufacturing, procurement, construction and performance, commissioning, testing and start-up of the Battery, as more fully described in this Agreement, including Article 2.

“Service Agreement” means any service agreement, operation and maintenance agreement or similar agreement entered into by Owner with Contractor or an Affiliate of Contractor in connection with the Project.

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“Site” has the meaning assigned to such term in the Recitals.

“Site Lease” means that certain Energy-Storage Ground-Lease Agreement by and between Owner and landlord expected to be executed concurrently with this Agreement whereby inter alia landlord leases to Owner the Site for purposes of developing the Project.

“Site Requirements” means all requirements that the Contractor must comply in relation to the Site, including but not limited to any applicable requirements under the Lease Agreement which are communicated to the Contractor by Owner, landlord, or otherwise.

“Subcontractors” has the meaning assigned to such term in Section 2.9.1.

“Submittals” means any document prepared by or on behalf of Contractor for submission to Owner (or as Owner directs), for information, review or acceptance as a requirement of this Agreement, which (a) illustrates details of part of the Work or Materials, (b) is necessary for the operation or maintenance of the Project, or (c) is otherwise required by this Agreement, including certificates or policies of insurance, and is reasonably requested by Owner.

“Substantial Completion” occurs when all conditions set forth for Substantial Completion in Section 2.2.5 are satisfied.

“Substantial Completion Certificate” means a certificate prepared by Contractor and executed by Contractor and Owner certifying that Substantial Completion has occurred.

“Suspended Work” means any Work or portion thereof which Contractor has suspended pursuant to Section 9.5.7 or Owner has suspended pursuant to Section 9.5.1.

“Tax” means any tax, levy, imposition, rates, impost, duty, fee, assessment, deduction, charge or withholding imposed by any Government Authority, including income, capital, withholding, sales, use, transfer, customs, net worth, registration, franchise, payroll, employment, property, local improvement, occupation, duties, levies, imposts, rates, fees, assessments, dues and charges, as well as any interest, penalty or assessment payable or imposed with respect to any of the foregoing, but exclusive of any penalty, fine or payment for violating any Law.

“Tax Equity Investor” means a third-party investor in the Owner to whom tax credits associated with the construction or ownership of the BESS or electricity being commercialized by the BESS are transferred pursuant to a Tax Equity Transaction.

“Tax Equity Transaction” means a transaction entered by Owner with a Tax Equity Investor.

“Technical Dispute” has the meaning set forth in Section 11.3.

“Transmission System” means the electric transmission system to which the Battery is to be interconnected, including the Substation built by the local power authority and the Switchyard.

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“Turnover Package” means, with respect to the Project’s engineering, design, purchasing and other documentation: (a) a drawing index; (b) a reference index; (c) a copy of the Operations and Maintenance Manual; (d) copies of all contractor permits and approvals, if any; (e) one copy of the final “as-built” drawings (inclusive of design changes approved by Owner in accordance with this Agreement) and final documentation and design calculations; (f) training manuals; (g) a cable and raceway schedule, as applicable; (h) copies of all studies and reports derived from the Work; (i) a compilation of final Project safety records; (j) a copy of certificates resulting from performance of any test completed in respect of the Project.

“Unexpected Subsurface Condition” means subsurface conditions (which shall include but are not limited to conditions related to water, soils or rock) at the Site that (i) could not have been reasonably foreseen by Contractor with appropriate due diligence including but not limited to that performed in accordance with this Agreement, (ii) differ materially from the conditions that are ordinarily encountered and generally recognized as inherent in the work of the character provided for in this Agreement, (iii) differ materially from the conditions that Contractor or any other highly experienced contractor should have anticipated based on a commercially reasonable review of the Site or any information obtained or supplied to it by Owner, and (iv) cause a material increase or decrease in the Contract Price or time required for performance of the Work.  Other than Unexpected Subsurface Conditions, Contractor assumes the risk of surface and subsurface conditions at the Site.

“Utility” means Puerto Rico Electric Power Authority.

“Wage and Apprentice Requirement” means any Law of the United States requiring Owner to cause its contractors and subcontractors to pay prevailing wages and use qualified apprentices for a certain number of total labor hours in order to qualify for increased tax credits under Section 45(b)(6)(B)(iii) or 48(a)(9)(A)(i) of the Code or any guidance issued thereunder.

“Work” means all obligations, duties and responsibilities undertaken by Contractor or its Subcontractors in accordance with this Agreement, including the engineering, design, manufacturing, procurement, construction and performance, commissioning, testing and start-up of the BESS, as more fully described in this Agreement, including Article 2.

“Work Warranty Period” has the meaning assigned to such term in Section 12.1.2.

1.2 Rules of Interpretation.  In this Agreement, except as expressly stated otherwise or unless the context otherwise requires:

headings and the rendering of text in bold and italics are for convenience and reference purposes only and do not affect the meaning or interpretation of this Agreement;

words importing the singular include the plural and vice versa and the masculine, feminine and neuter genders include all genders;

the words “hereof”, “herein”, and “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

a reference to a Section, paragraph, clause, Party or Exhibit is a reference to that Section, paragraph or clause of, or that Party or Exhibit to, this Agreement unless otherwise specified;

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a reference to a document or agreement, including this Agreement shall mean such document, agreement or this Agreement including any amendment or supplement to, or replacement, novation or modification of this Agreement, but disregarding any amendment, supplement, replacement, novation or modification made in breach of such document, agreement or this Agreement;

a reference to a Person includes that Person’s successors and permitted assigns;

the term “including” means “including without limitation” and any list of examples following such term shall in no way restrict or limit the generality of the work or provision in respect of which such examples are provided;

references to any statute, code or statutory provision are to be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or reenacted, and include references to all bylaws, instruments, orders and regulations for the time being made thereunder or deriving validity therefrom unless the context otherwise requires;

in the event of a conflict, a mathematical formula describing a concept or defining a term shall prevail over words describing a concept or defining a term;

references to any amount of money shall mean a reference to the amount in United States Dollars;

the expression “and/or” when used as a conjunction shall connote “any or all of”;

words, phrases or expressions not otherwise defined herein that (i) have a generally accepted meaning in Prudent Industry Practice shall have such meaning in this Agreement or (ii) do not have well known and generally accepted meaning in Prudent Industry Practice but that have well known and generally accepted technical or trade meanings, shall have such recognized meanings;

each Party acknowledges that it was represented by counsel in connection with this Agreement and that it or its counsel reviewed this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be Employed in the interpretation of this Agreement; and

the Parties shall act reasonably and in accordance with the principles of good faith and fair dealing in the performance of this Agreement.  Unless expressly provided otherwise in this Agreement, (i) where the Agreement requires the consent, approval, acceptance, or similar action by a Party, such consent, approval, or acceptance shall not be unreasonably withheld, conditioned, or delayed and (ii) wherever the Agreement gives a Party a right to determine, require, specify, or take similar action with respect to a matter, such determination, requirement, specification or similar action shall be reasonable.

For the avoidance of doubt, any reference to terms in this Agreement which are also defined under the Inflation Reduction Act of 2022 (the “IRA”) and the Code shall be interpreted in accordance with the applicable definition and requirements set forth in the IRA and the Code and shall include any modifications, amendments, or interpretive guidance issued pursuant thereto.

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1.3 Exhibits. The Exhibits attached to this Agreement form a part of and are hereby incorporated into this Agreement. To the extent the Exhibits are not completed at the execution of this Agreement, the Parties will work in good faith to finalize the Exhibits by August 15, 2025.

ARTICLE 2

SCOPE OF WORK

Owner and Contractor hereby agree that their respective rights and obligations concerning the Scope of Work, in addition to what is described in Exhibit A to this Agreement, shall be as follows:

2.1 Work and Materials. Excepting such exclusions from Contractor’s scope as are expressly stated in Exhibit A, or Exhibit L, Owner hereby retains Contractor to do the following:

2.1.1 Contractor shall design, perform, furnish, undertake, procure and provide or cause to be designed, performed, furnished, undertaken, procured and provided, all work for the engineering design, procurement (including the importation, transportation to the Site and unloading), construction, installation, interconnection, testing, start-up and commissioning of the Battery at the Site, diligently and in a good and workmanlike manner and in accordance with the drawings, plans and specifications, and the provisioning of the Materials and required tools, transportation, administration, providing personnel, labor and other services, and other items required to complete and deliver to Owner the fully integrated, interconnected, installed, tested, and operational BESS. All the previous shall be provided on turnkey basis, and otherwise in accordance with the terms and conditions of this Agreement, the requirements of the manufacturers of all Materials, Laws and applicable standards. The Work shall be performed as to ensure that no exclusions or limitations to any manufacturer’s warranty shall apply.

2.1.2 Contractor shall provide, at Contractor’s cost, all of the utilities, including but not limited to temporary power required at the Site to perform the Work until the achievement of Final Completion.  Following Final Completion, all electric power shall be provided by Owner at Owner’s cost.

2.1.3 Contractor shall provide such reasonable cooperation, including but not limited to engineering support, attendance at meetings, and coordination of BESS design, as may be reasonably required by Owner, to (i) complete the installation of the interconnection related metering equipment required by Owner, the Interconnection Agreement and the Utility (as applicable) on or around the Site prior to the Substantial Completion Date, and (ii) interconnect the Battery to the Transmission System.  Contractor shall not interconnect the Battery to the Transmission System or otherwise energize the Battery without Owner’s prior written approval. Contractor shall coordinate, procure and perform the Work associated with and required for the interconnection of the BESS, including approval from the Utility and any related costs and expenses if applicable to the scope of Work.  For avoidance of doubt, Contractor bears the full risk and cost associated with the coordination, procurement, and installation of Work associated with and required for interconnection of the BESS as described in this Agreement, including any related costs and expenses required in connection with the interconnection of the BESS; provided that Owner shall be responsible for infrastructure improvements or system upgrades required by the Utility or Owner in connection with the interconnection to the Transmission System that are otherwise not part of the Scope of Work.

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2.1.4 Contractor shall provide all design and engineering drawings to Owner for its review in accordance with the Project Schedule. Owner shall have the right, but not the obligation, to review all design and engineering drawings and may direct Contractor to make such changes to the design and engineering of the Project as Owner reasonably believes are necessary, so long as any such changes are included within the Work (or, if not, a Change Order has been executed with respect to such Changes); provided, however, that no such review or requested changes, nor any failure by Owner to review, shall impose any liability on Owner (other than to make payment in accordance with any applicable Change Order) or relieve Contractor of any of its responsibility for the design, engineering and performance of the Project as provided in this Agreement.

2.1.5 Contractor shall at its own expense conduct the Contractor Tests, as described in Exhibit E and any tests required by the Utility, excluding any fees for independent technical or engineering consultant review initiated by Owner which will be paid by Owner.  Any such tests shall be conducted in accordance with the relevant manufacturer’s written instructions, unless otherwise agreed to by Owner in advance in writing.

2.1.6 The BESS shall be designed, engineered and constructed to achieve the Performance Criteria.

2.1.7 Contractor shall ensure all of Contractor’s Personnel assigned to the Work or the Site, including but not limited to, any Project Manager:

(i) are in compliance with the Site Requirements;

(ii) are qualified by training, licenses or certifications, as may be required under applicable Laws, and experienced to perform the Work;

(iii) are familiar with the applicable Laws concerning worker safety that apply to the Work;

(iv) understand their roles and have the necessary skills to perform their obligations under this Agreement including those relating to safety, the environment, quality assurance, labor requirements, and Site rules and procedures;

(v) are familiar with the applicable wage rates for all classifications of Work to be performed on the Project;

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(vi) have received proper training necessary for understanding their roles and performing their obligations under this Agreement including those relating to safety, the environment, quality assurance, labor requirements, and Site rules and procedures; and

(vii) have knowledge of any previously identified potential or actual danger to health or safety in the workplace, if any, and the plans and programs put in place to address such danger.

2.1.8 Contractor shall be solely responsible for providing, scheduling and coordinating the Subcontractors and Contractor’s Personnel unless otherwise provided in this Agreement.  Contractor shall also be solely responsible for ensuring that, throughout performance of the Work, all Subcontractors and Contractor’s Personnel comply with the Site Requirements, applicable Environmental Laws and other Laws relating to worker health and safety. Contractor shall cooperate with other Persons specifically identified by Owner (“Identified Persons”), in all matters of common interest pertaining to services being provided under agreements between Owner and such other Identified Persons, including the Site Lease, and ensure that the Work being performed on the Site does not materially obstruct the operations of Owner or other Identified Persons providing services at or near the Site.  Except where Owner Representative requests in writing a specified form of communication, Contractor shall communicate with Owner and all such other Identified Persons solely through Owner Representative.  Except where Owner Representative requests in writing a specified form of communication, Contractor shall ensure that all Subcontractors communicate with Owner solely through Contractor.  Contractor shall ensure that each Subcontractor and any worker of Contractor and Subcontractor do not take any action that is not permitted under this Agreement. Where any Subcontractor performs any of the Work, Contractor shall ensure that the Subcontractor names Owner as a beneficiary/obligee under any performance, labor and material payment or lien bond posted in respect of that Work.

2.1.9 Contractor’s Personnel shall be responsible for the security of the Work and, following their respective delivery to the Site by or on behalf of Owner, all Materials and equipment prior to the Substantial Completion Date and shall coordinate with Owner for the ingress and egress of Contractor’s Personnel to and from the Site.

2.1.10 Where this Agreement describes the Work or Materials in general terms, but not in complete detail, it is understood and agreed that the Scope of Work and Materials include any reasonably foreseeable incidental work and materials that are required and necessary to complete the Project in accordance with this Agreement, including Exhibit A.  As part of the Work, at no additional cost or expense to Owner, Contractor shall pay all transportation charges incurred by Contractor in connection with its performance of this Agreement (including procuring, transporting and delivering the Materials) and any other items provided by Contractor pursuant to this Agreement and all charges for shipping, air travel and in-land transportation for the same, unless defined elsewhere as an Owner responsibility.  Contractor acknowledges that this Agreement constitutes a fixed-price obligation to perform the Work, including to design, engineer, procure, construct, interconnect, test, start-up and commission the BESS, unless modified by any Owner responsibility as described elsewhere in this Agreement or in Exhibit A.

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2.2 Contractor Obligations. Without limiting the other provisions of this Agreement, including those in Section 2.1, or in Exhibit A, Contractor shall perform, or cause to be performed, the following as part of the Work:

2.2.1 General. Contractor shall perform and execute the provisions of this Agreement as an independent contractor and not as an agent or employee of Owner. No Subcontractor, representative, agent or employee of Contractor shall be deemed for any purpose to be an agent, servant, employee, or representative of Owner. Contractor shall have no power or authority to execute contracts on behalf of Owner or otherwise bind Owner, nor shall Contractor represent itself as having such power or authority. Contractor shall have control over the details of the Work and the manner in which the Work is to be accomplished. Contractor shall be solely responsible for all Work means, methods, techniques, sequences, and procedures for coordinating all parts of the Work. Contractor shall implement and utilize its internal control measures and systems to the extent Contractor deems them necessary or appropriate for the successful completion of the Project. Contractor shall be responsible for overall BESS installation safety and management of the Work. Contractor shall, at its sole cost and expense, procure, deliver, handle, and appropriately store (including providing security as deemed reasonably appropriate by Contractor for the same) all Material used in the Work and all other property owned or leased by Contractor or any of its Subcontractors and used in the Work, each in accordance with manufacturers’ recommendations. Upon commercially reasonable request from Owner, Contractor shall facilitate the activities of and reasonably cooperate with Owner in Owner’s efforts to meet the information, notice, communication and coordination requirements of any agreement entered or to be entered into by Owner with third parties in connection with the Project, including the Interconnection Agreement. Notwithstanding the foregoing, nothing in this section 2.2.1 shall reduce, diminish, or replace Contractor’s obligation to make repairs or to correct any defect or deficiency identified by Owner.

2.2.2 Reports. Contractor agrees to supply to Owner, through a mutually agreed transfer method, records of the electricity extracted from or delivered to the Transmission System by the Battery prior to the Commercial Operation Date. The method and timing of the transfer of such data shall be agreed to prior to the Substantial Completion Date.

2.2.3 Reserved.

2.2.4 Inspections; Contractor Tests; Connection.

Contractor shall conduct and supervise all building and structural inspections as required by this Agreement and Law and promptly provide to Owner all Governmental Authorizations received in conjunction therewith.

Except to the extent of design, meter installation and interconnection responsibilities of Utility (or other utilities pursuant to the Interconnection Agreement or as required by applicable Law) and certain permitting and other responsibilities of Owner as may be described in Exhibit A, Contractor shall procure, construct, install and test the Work and all components thereof, including all interconnection facilities that are required to interconnect the BESS to the Transmission System in accordance with the Interconnection Agreement, and as otherwise required pursuant to this Agreement. Owner, at its own cost, shall be responsible for completing the Interconnection Agreement prior to the Substantial Completion of the Project.

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Contractor is responsible for conducting and supervising the electrical inspections for the BESS as part of the Work. Contractor shall schedule an electrical inspection of the BESS with the appropriate Governmental Authorities and the Utility, and shall provide to Owner and Engineer a completed inspection certificate for the BESS from each such Persons, which certificate(s) shall be in a commercially reasonable and customary form. If for any reason the BESS does not receive a satisfactory inspection certificate, Contractor shall repair or correct any defect or deficiency that caused such failed inspection at Contractor’s cost. Upon completion of such repairs or correction, Contractor shall cause such electrical inspection to be re-performed in accordance with this Section 2.2.4.

Contractor is responsible for conducting and supervising the Contractor Tests and Utility inspections as part of the Work. Further, Contractor shall provide Utility and Owner with at least five (5) Days prior written notice that Contractor is installing any utility interconnection meter. Following receipt by Contractor of a satisfactory inspection certificate for the BESS pursuant to Section 2.2.4, as a condition to Substantial Completion, Contractor shall schedule an inspection of the BESS by Utility, if required to do so by Utility. Contractor shall present commercially reasonable and customary evidence to the Engineer and Owner that the BESS is authorized to be connected to the Transmission System. If for any reason the BESS does not receive a satisfactory inspection certificate or Contractor is unable to provide such satisfactory evidence, Contractor shall repair or correct any defect or deficiency that caused such failed inspection at Contractor’s cost. Upon completion of such repairs or correction, Contractor shall cause such utility inspection to be re-performed in accordance with this Section 2.2.4.

2.2.5 Certification of Completion – Mechanical Completion, Substantial Completion and Final Completion.

Mechanical Completion.

(i) Notice. Notwithstanding anything to the contrary herein, Contractor agrees that it will provide written notice to Owner and the Engineer at least ten (10) Business Days prior to the date that Contractor expects the BESS to have achieved Mechanical Completion.

(ii) Conditions Precedent to Mechanical Completion. Owner will use commercially reasonable efforts in good faith to facilitate the achievement of Mechanical Completion for the BESS through, among other things, timely responding to requests for review and comment. “Mechanical Completion” shall mean and will be deemed to have occurred only when:

(1)	The BESS is capable of storing electricity, but is not yet interconnected to the Transmission System;

(2)	The BESS has been built in conformance with the terms and conditions of this Agreement;

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(3)	Any Contractor Tests necessary for Mechanical Completion have been conducted and the requirements with respect thereto have been satisfied; and

(4)	Owner has delivered the countersigned Mechanical Completion Certificate to Contractor.

(iii) Owner Acceptance. When Contractor believes the BESS has achieved Mechanical Completion, Contractor shall submit to Owner and Engineer a Mechanical Completion Certificate along with all documentation necessary for Owner and Engineer to determine if Mechanical Completion has been achieved. Owner shall review such certificate and documentation with Contractor and the Engineer. Within ten (10) Business Days of Contractor’s delivery to Owner of the Mechanical Completion Certificate, Owner shall either (i) countersign and deliver to Contractor the fully executed Mechanical Completion Certificate to indicate its agreement that Mechanical Completion has been achieved, or (ii) if reasonable cause exists for doing so, notify Contractor of its belief that Mechanical Completion has not been achieved, including Owner’s or the Engineer’s reasons for believing the same and advising Contractor of the actions it believes are required to achieve Mechanical Completion. The procedures described in this Section 2.2.5 shall be repeated as necessary until Mechanical Completion is achieved. The date when Mechanical Completion is achieved (the “Mechanical Completion Date”) shall be the date on which Owner and the Engineer approve and deliver the countersigned Mechanical Completion Certificate to Contractor.

Substantial Completion.

(iv) Punch List. After the Mechanical Completion Date and prior to the Substantial Completion Date, Contractor shall inspect and prepare a list detailing all items requiring completion or correction and submit such list to Owner for review (the “Punch List”). Punch List Items shall be limited to those items which do not materially impact safety or operation. Owner shall have ten (10) Business Days to review and respond to a Punch List, including to conduct its own inspection of the Site. On or before the 5th Business Day, Contractor, Owner, and, if required, Engineer shall review and agree on the items and the timing to complete the tasks. This Punch List shall be the official and only Punch List until and after the Substantial Completion Date. For the avoidance of doubt, inclusion or exclusion of an item on the Punch List shall not waive Contractor’s obligation to correct any defects found prior to Substantial Completion and through the Work Warranty Period.

(v) Conditions Precedent to Substantial Completion. Substantial Completion shall mean and will be deemed to have occurred only when:

(1)	the BESS has successfully achieved Mechanical Completion;

(2)	the Project complies with all applicable Laws and has passed all required inspections by any applicable Governmental Authority;

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(3)	all applicable contractor permits and approvals, if any, have been received (and are in full force and effect), and copies thereof have been delivered to Owner;

(4)	the BESS has been built in conformance with the terms and conditions of this Agreement;

(5)	any Contractor Tests have been conducted and the requirements with respect thereto have been satisfied, and the BESS has achieved the Performance Criteria;

(6)

all requirements of the Utility for testing and interconnection of the BESS and for Commercial Operation as described in the Interconnection Agreement have been satisfied, Contractor has delivered to Owner evidence thereof in a commercially reasonable and customary form, and the BESS is interconnected;

(7)	Owner has received all Lien Waivers required by this Agreement;

(8)	Contractor has delivered all equipment documentation necessary for operation and maintenance of the BESS;

(9)	Owner, Contractor and the Engineer have agreed on the Punch List (including the estimated time to complete each item thereon) in accordance with Section 2.2.5(b)(i); and

(10)	Owner has delivered the countersigned Substantial Completion Certificate to Contractor in accordance with the procedures set forth in Section 2.2.5(b)(iii).

(vi) Owner Acceptance. On the Day on which Contractor believes that Substantial Completion has been achieved, Contractor shall submit to Owner and Engineer a Substantial Completion Certificate along with all documentation reasonably necessary for Owner and Engineer to determine if Substantial Completion has indeed been achieved. Owner shall review such certificate and documentation with Contractor and the Engineer. Within ten (10) Business Days of Contractor’s delivery to Owner of the Substantial Completion Certificate, Owner shall either (i) countersign and deliver to Contractor the fully executed Substantial Completion Certificate to indicate its agreement that Substantial Completion has been achieved, or (ii) if reasonable cause exists for doing so, notify Contractor of its belief that Substantial Completion has not been achieved, including Owner’s or Engineer’s reasons for believing the same and advising of the actions it believes are required to achieve Substantial Completion. The procedures described in this Section 2.2.5 shall be repeated as necessary until Substantial Completion is achieved. The date when Substantial Completion is achieved (the “Substantial Completion Date”) shall be the date on which Owner and Engineer approve and deliver a countersigned Substantial Completion Certificate to Contractor.

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Final Completion.

(vii) Conditions Precedent to Final Completion. Final Completion shall mean and will be deemed to have occurred only when:

(1)	Substantial Completion has occurred, and all conditions thereto continue to be satisfied;

(2)	Owner has received from Contractor the Turnover Package in accordance with the requirements of this Agreement;

(3)	All Contractor’s Materials and wastes have been removed from the Site and properly disposed of;

(4)

Owner has received (i) from Contractor a conditional Lien Waiver and release on final payment, (ii) either a conditional or unconditional Lien Waiver and release on final payment from each Major Subcontractor, as applicable or as reasonably requested by Owner, and (iii) final Lien Waivers from any Subcontractor with respect to the performance of any services or delivery of any materials that could result in a lien on the Site or the BESS;

(5)	All Punch List Items have been completed to Owner’s reasonable satisfaction;

(6)	All Defective Work and Materials raised or identified by Owner or Contractor have been corrected to Owner’s reasonable satisfaction; and

(7)	Owner has delivered the countersigned Final Completion Certificate to Contractor.

(viii) Owner Acceptance. On the Day on which Contractor believes that Final Completion has been achieved, Contractor shall submit to Owner and Engineer a Final Completion Certificate along with all documentation reasonably necessary for Owner and Engineer to determine if Final Completion has indeed been achieved. Owner shall review such certificate and documentation with Contractor and Engineer. Within ten (10) Business Day of Contractor’s delivery to Owner of the Final Completion Certificate, Owner shall either (i) countersign and deliver to Contractor the Final Completion Certificate to indicate its agreement that Final Completion has been achieved, or (ii) if reasonable cause exists for doing so, notify Contractor of its belief that Final Completion has not been achieved, including Owner’s or Engineer’s reasons for believing the same and advising of the actions it believes are required to achieve Final Completion. The procedures described in this Section 2.2.5 shall be repeated as necessary until Final Completion is achieved. The date when Final Completion is achieved (the “Final Completion Date”) shall be the date on which Owner and Engineer approve and deliver the countersigned Final Completion Certificate to Contractor.

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2.2.6 Standard of Performance. Contractor shall cause the Work (including the design, engineering, construction, and testing of the BESS) to be performed: (a) in compliance with all requirements of this Agreement and its Exhibits, the specifications of any relevant manufacturer of equipment or materials, and all Laws (including (i) any applicable noise ordinances during the construction of the BESS, and (ii) any applicable lighting ordinance during the construction of the BESS); (b) in accordance with Prudent Industry Practices, all requirements for Contractor Tests, and as necessary to achieve the Performance Criteria; (c) in a safe, expeditious, good, and workmanlike manner; (d) in compliance with the applicable requirements of the Interconnection Agreement; (e) in compliance with the safety regulations and standards applicable to the BESS and adopted under the Occupational Safety and Health Act of 1970, as amended from time to time; (f) in compliance with the Site Requirements. Except as otherwise expressly provided in this Agreement, the standard of performance set forth in this Section 2.2.6 shall apply to all aspects of the Work and the Materials, and this Section 2.2.6 shall be deemed to be incorporated by reference into each provision of this Agreement describing the Work or describing Contractor’s obligations hereunder.

2.2.7 No Deemed Acceptance. Contractor acknowledges and agrees that any inspection, testing, or witnessing of any of the Work or tests by Owner, or omission or failure on the part of Owner to inspect any of the Work, shall not be construed as an approval or acceptance of such Work, or as relieving Contractor of its responsibilities pursuant to this Agreement or Law.

2.2.8 Damage to Site or Property. Contractor shall be responsible for all damage to the Site and/or Property caused by it or its Subcontractors. Contractor shall not be liable for any adverse environmental issues or conditions found at the Site or Property prior to the Effective Date that were not caused by its acts or omissions. Contractor shall be responsible only for any adverse environmental conditions directly resulting from its own negligent acts, omissions, or willful misconduct during the performance of the Work under this Agreement.

2.2.9 Supplier Code of Conduct. Contractor shall use industry standard practices to detect and prevent the use of forced or child labor within its operations and use best efforts to monitor its Subcontractors for all Material used in the Project. In addition to the foregoing Contractor shall comply with industry standard practices to help ensure that all Material used in the Project will be able to clear U.S. Customs. Contractor shall use commercially reasonable efforts to request that its Subcontractors comply with similar standards to ensure that any materials or components originating in any region subject to withhold release order restrictions can be traced through the supply chain. If requested by Owner, Contractor shall promptly provide a supply-chain map and allow a review of its records establishing compliance by an independent auditor retained by Owner to confirm compliance.

2.2.10 Compliance with Laws. Contractor shall comply with, and shall cause all its Subcontractors to comply with, all applicable Laws in performing Contractor’s obligations under this Agreement.

2.3 Final Design and “As-Built” Documents; O&M Manual; Submittals.

2.3.1 As a condition to Final Completion, Contractor shall deliver to Owner the following items, which all shall be written in the English language:

Final and sealed (i) “as-built” plans and line diagrams/drawings, and (ii) shop drawings and test reports, including performance test reports and commissioning documents, in sufficient detail to allow the operation and maintenance of the BESS and reflecting any changes in design (the “Design”);

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Electronic copy of the final and complete Operations and Maintenance Manual, which shall include the above-referenced final, signed and sealed “as-built” plans and line diagrams/drawings, equipment specification sheets, warranty information, material safety data sheets, applicable health and safety documentation, specific maintenance schedules required to comply with the Work Warranty, and testing and commissioning reports; and

Electronic copy of the final and complete Turnover Package, reviewed and approved by Owner in accordance with Section 2.3.3.

2.3.2 Not later than fifteen (15) Days prior to the Substantial Completion Date, Contractor shall deliver to Owner an electronic copy (in a format reasonably acceptable to Owner and written in the English language) of the Operations and Maintenance Manual (in draft form) relating to Materials supplied by Contractor and each of the Subcontractors. Within fifteen (15) Days of submission of the draft Operations and Maintenance Manual, Owner shall notify Contractor of Owner’s approval of the draft, or Owner’s reasonable revisions thereto and the reasons for its rejection of all or any portion thereof. In the event of such total or partial rejection or revisions of the draft Operations and Maintenance Manual, within five (5) Days after receipt of notice of such revisions or rejection Contractor shall make appropriate changes to the draft to respond to Owner’s revisions or reasons for rejection and shall resubmit such draft to Owner. Such procedure shall be repeated until Contractor receives written approval by Owner of the Operations and Maintenance Manual. Substantial Completion may occur during the process of finalization of the Operations Maintenance Manual contemplated by this Section 2.3.2.

2.3.3 Not later than fifteen (15) Days after the applicable Substantial Completion Date, Contractor shall deliver to Owner an electronic copy of the semi-final draft (as complete as practicable given the then-current status of the Work) of the Turnover Package, either in Turnover Package format or in a form and format available as a result of the design and construction process, as appropriate. The Turnover Package shall be prepared in the English language only. Where any of the information in the Turnover Package was produced by computer-aided design and is available to Contractor or any Subcontractor, Contractor shall provide or cause to be provided to Owner an electronic copy of such information in an Intergraph- or AutoCad-compatible format. Within fifteen (15) Days of submission of the draft Turnover Package, Owner shall notify Contractor of Owner’s approval of the draft, or Owner’s reasonable revisions thereto and the reasons for its rejection of all or any portion thereof. In the event of such total or partial rejection or revisions of the draft Turnover Package, within five (5) Days after receipt of notice of such revisions or rejection Contractor shall make appropriate changes to the draft to respond to Owner’s revisions or reasons for rejection and shall resubmit such draft to Owner. Such procedure shall be repeated until Contractor receives written approval by Owner of the Turnover Package.

2.3.4 Contractor shall prepare all Submittals in accordance with Prudent Industry Practices.

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2.3.5 Contractor shall deliver all Submittals to Owner Representative in accordance with and in order to meet the Project Schedule. Contractor shall review all Submittals before submission to Owner Representative, such review to be indicated by date and a signature of the responsible and qualified member of Contractor Personnel who conducted the review. By this review, Contractor will be deemed to represent that it has determined and verified all necessary requirements including field measurements, field construction criteria, materials, catalogue numbers and similar data and has checked and coordinated all Submittals with all requirements or specifications for the Work as set forth within this Agreement. Together with any Submittal, Contractor shall notify Owner Representative of, and clearly show or describe, any material deviation known by Contractor, of that Submittal from any requirement under this Agreement.

2.3.6 All Submittals shall be delivered to Owner Representative. For greater certainty, no change shall be incorporated in the Work or Materials unless expressly agreed to in writing by Owner in accordance with Section 6.1.

2.4 Investment Incentives.

2.4.1 The EPC Contractor shall, at its own cost and expense, perform the Work in compliance with all applicable federal, state, and local Laws, statutes, rules, regulations, and Guidance in effect as of the Effective Date, and as applicable to the performance of the Work, including those promulgated under or in connection with the IRA, to the extent within Contractor’s reasonable control, or the purpose of enabling the Owner to qualify for, obtain, and monetize available Investment Incentives.

2.4.2 Contractor, at its own cost and expense, shall provide commercially reasonable assistance to Owner in the preparation and submittal of all documents necessary for Owner to pursue any Investment Incentives available to Owner, including but not limited to all documentation, certifications, affidavits, and information, and shall take all actions, as may be reasonably requested by Owner to demonstrate compliance or support Owner’s application for, qualification for, or transfer of such tax credits or equivalent benefits. Such documentation and actions shall include, without limitation, providing evidence of compliance with Prevailing Wage Requirements, Apprenticeship Requirements, domestic content, energy community, and any other requirements or conditions imposed by the IRA or any subsequent related law or regulation.

2.4.3 Contractor shall use commercially reasonable efforts to ensure neither Contractor nor its Subcontractors shall directly or indirectly utilize a “Prohibited Foreign Entity” as that term is defined in the One Big Beautiful Bill Act for the performance of this Agreement.

2.4.4 Contractor acknowledges that Owner shall have all right, title and interest in and to all Investment Incentives which are available as a result of the construction or ownership of the BESS or electricity being commercialized by the BESS.

2.4.5 Contractor shall employ Laborers and Mechanics that comply with ITC requirements.

2.4.6 Contractor’s obligations hereunder shall survive completion of the Work to the extent necessary for Owner to realize, transfer, or sell such tax credits, and Contractor shall defend, indemnify, and hold harmless Owner from and against any and all losses, liabilities, damages, costs, or expenses (including reasonable attorneys’ fees) arising from or related to Contractor’s failure to comply with this section 2.4, to the extent such failure results in Owner’s inability to obtain, realize, transfer, or sell any tax credits or incentives available under the IRA or related legislation.

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2.5 Project Schedule, Guaranteed Completion Dates, Liquidated Damages.

2.5.1 Baseline Project Schedule. The agreed upon schedule for the performance of the Work and procurement of the Materials is provided in Gantt chart form as Chart C-1 of Exhibit C (the “Baseline Project Schedule”). Additionally, a table listing the Project’s major milestones and the dates by when such milestones must be achieved is provided in Table C-1 of Exhibit C (the “Project Milestones”). Table C-1 also includes the date by which Contractor shall achieve Mechanical Completion, Substantial Completion and Final Completion (respectively, the “Guaranteed Mechanical Completion Date,” the “Guaranteed Substantial Completion Date” and the “Guaranteed Final Completion Date” and collectively, the “Guaranteed Completion Dates”). Contractor shall schedule its work tasks ensuring the BESS is built substantially in accordance with the Project Schedule and that all Project Milestones are achieved on or before the corresponding Guaranteed Completion Dates.

2.5.2 Periodic Progress Meetings and Look-Ahead Schedule. From and after the Commencement Date until the Substantial Completion Date, Contractor shall hold weekly progress meetings with Owner’s Project Manager or Owner Representative, to assess and verify actual progress, to predict future progress and to review and, if possible, resolve any construction-related issues that Owner or Contractor may wish to discuss. Prior to each such meeting Contractor shall update the progress achieved in the Work and prepare an updated version of the schedule in Gantt chart form (the “Project Schedule”). Such meetings shall include the review of the following matters, as applicable and necessary: (i) status of the Project as at the date of the meeting; (ii) Project look-ahead schedule of all Work activities for the ensuing three (3) weeks or until the next scheduled meeting, whichever would be later; (iii) progress reports with respect to the Log; (iv) number and status of all employees and contractors of Contractor and each Subcontractor engaged in the Project as at the date of the meeting; (v) status of delivery of any Materials to be delivered; (vi) any proposed or anticipated changes in the Work or Materials; (vii) any safety issues or incentives; (viii) the status of the Remedial Action Plan, if applicable; and (ix) any other matters as may be requested by Owner’s Project Manager or Owner Representative, acting reasonably. These meetings may also include the Representative, Subcontractors and/or the Engineer.

2.5.3 Delay Notice and Remedial Action Plan. If Owner determines in its reasonable discretion that Contractor is more than ten (10) Days behind schedule and such delay is reasonably likely to lead to a delay in achievement of Substantial Completion by the Guaranteed Substantial Completion Date, then Owner may notify Contractor of such determination (the “Delay Notice”) and within five (5) Business Days of its receipt of the Delay Notice, Contractor shall submit to Owner a written plan demonstrating to Owner’s reasonable satisfaction the measures that Contractor has taken or will take in order to ensure that Substantial Completion will occur no later than the Guaranteed Substantial Completion Date (such plan, a “Remedial Action Plan”). A Remedial Action Plan that conforms to current industry standards and customary procedures shall be deemed a reasonable plan. Upon receipt of a Remedial Action Plan, Owner shall review and provide comments, if applicable. Contractor shall consider all comments of Owner and, within three (3) Business Days of its receipt of Owner’s comments, resubmit the Remedial Action Plan for Owner’s approval. Contractor shall begin to implement the Remedial Action Plan within three (3) Business Days of its initial submission of the Remedial Action Plan to Owner, and will adhere to such Remedial Action Plan (as may be updated from time to time) in order to regain compliance to the Project Schedule, including the utilization of additional shifts, additional manpower, overtime and the re-sequencing of activities.

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2.5.4 Contractor shall achieve (i) Mechanical Completion on or before the Guaranteed Mechanical Completion Date, (ii) Substantial Completion on or before the Guaranteed Substantial Completion Date, and (iii) Final Completion on or before the Guaranteed Final Completion Date ((i), (ii), and (iii), each a “Completion” and collectively, the “Completions”), provided that the Guaranteed Completion Dates may be equitably extended for any delays caused by (i) a Force Majeure Event, (ii) an insurable casualty for which delayed completion is covered and paid to Owner, (iii) the acts or omissions of Owner, its employees, agents, contractors, and subcontractors or other third parties, including the Utility, that constitute a Material Event pursuant to Section 6.1.3, (iv) Contractor suspending Work pursuant to Section 9.3.5, (v) the delay associated with transporting major equipment to the site, or (vi) Owner suspending Work pursuant to Section 9.6 (each, an “Excusable Delay”). If Contractor’s Work is delayed for any Excusable Delay, Contractor shall, as soon as practicable (but not exceeding Five (5) Business Days after Contractor knows or should have known of such Excusable Delay) notify Owner in writing of any such alleged Excusable Delay and shall promptly request a Change Order pursuant to Section 6.1. Failure to provide such required notice shall constitute a waiver of any claims associated therewith.

2.5.5 Liquidated Damages for Delay. If all required EPC Equipment (excluding the Substation and any Owner- or Utility-provided facilities, equipment, works or upgrades) has arrived on site, and Contractor fails to achieve the Completions by the respective Guaranteed Completion Dates set forth in Table C-1 of Exhibit C, other than as a result of delays attributable to the Substation or any Owner or Utility responsibility, Contractor shall pay to Owner, as liquidated damages and not as a penalty, the following:

(i) for Mechanical Completion: liquidated damages in an amount equal to five thousand Dollars ($5,000) per Day.

(ii) for Substantial Completion: liquidated damages in an amount equal to ten thousand Dollars ($10,000) per Day.

(iii) for Final Completion: liquidated damages in an amount equal to twenty thousand Dollars ($20,000) per Day.

The total amount of liquidated damages Contractor shall be liable for as a result of delays in achieving the Guaranteed Completion Dates shall not exceed [5] percent ([5] %) of the Contract Price.

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If Contractor fails to achieve Mechanical Completion on time, liquidated damages shall accrue daily at the rate specified above until the earlier of the Mechanical Completion Date or the Guaranteed Substantial Completion Date. If Contractor fails to achieve Substantial Completion on time, liquidated damages shall accrue daily at the rate specified above until the earlier of the Substantial Completion Date or the Guaranteed Final Completion Date. If Contractor fails to achieve Final Completion on time, liquidated damages shall accrue daily at the rate specified above until the earlier of the Final Completion Date or the date when the delay triggers an Event of Default pursuant to Section 9.1.13.

If Contractor (a) fails to achieve Mechanical Completion and/or Substantial Completion on time and as a result pays liquidated damages to Owner and (b) achieves Final Completion on time, Owner shall return promptly to Contractor the total amount paid in liquidated damages.

2.5.6 Adjustments to the Guaranteed Completion Dates. Table C-2 of Exhibit C lists the equipment components with critical delivery dates. In the event one or more of the equipment components listed in Table C-2 is/are delivered to the Site more than 3 (three) Days after the corresponding delivery date(s) indicated in Table C-2, Contractor shall be entitled to submit a Change Order requesting that the affected Guaranteed Completion Date(s) be adjusted by the same number of Days as the delivery delay and Owner shall approve such adjustment(s).

2.5.7 Monthly Project Status Report. Until the Substantial Completion Date, Contractor shall prepare and submit to Owner monthly project status, including the incorporation of delay and acceleration analyses where appropriate; provided, however, Contractor shall not be relieved from the obligation to meet any Guaranteed Date set forth in the Project Schedule unless such date is extended pursuant to a Change Order as set forth in this Agreement. Every Project Schedule update shall include issues lists, risk and other information required to enable Owner to verify adherence to the Project Schedule. Each update shall include a safety report stating any emergencies (and actions taken in response thereto), cumulative hours worked onsite up to the date of the report, and work-related accidents, injuries or near misses occurred at the Site and/or the Property during period immediately preceding the safety report.

2.5.8 RFI Log. Until the Substantial Completion Date, Contractor shall maintain, keep and update a log (the “Log”) in respect of all requests for information for the Project (each, an “RFI”) in both paper and electronic versions (in Excel or Word format), and prior to Final Completion shall provide Owner with the computerized copy of such Log and, on reasonable notice to Contractor, ensure that Owner shall have access to the paper copy of such Log during Contractor’s normal business hours. Contractor agrees to provide progress reports to Owner with respect to the Log at a meeting, by telephone conference or in writing as may be reasonably requested by Owner from time to time.

2.5.9 Meeting Location. Meetings of Contractor and Owner Representative shall be held at the Site or such other place as the Parties may agree (including via telephone, conference call, or other virtual meeting method).

2.6 Risk of Loss. Prior to and including the Substantial Completion Date, notwithstanding passage of title as provided in Section 5.3.2, Contractor shall bear the risk of loss and damage and shall be obligated to repair, replace, or reconstruct any portion of the Work or Materials comprising the Project that is lost, stolen, damaged, or destroyed. Following the Substantial Completion Date, Contractor shall be responsible for any damages caused by Contractor or its Subcontractors up to and including the Final Completion Date.

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2.7 Clean-Up. Contractor shall at all times perform the Work and keep the Site in a safe and orderly condition, as appropriate in accordance with Prudent Industry Practices, to avoid danger to persons on the Site and in the immediate vicinity of the Site and shall take reasonable measures in accordance with Prudent Industry Practices to prevent access to the Site of any persons not authorized to be there. Contractor shall at all times keep the Site reasonably free from waste materials or rubbish caused by its activities. From the Substantial Completion Date to the Final Completion Date, Contractor’s performance of the Work shall not unreasonably interfere with the operation of the BESS so long as Contractor can safely and efficiently perform its Work without such interference. As soon as practicable after the completion of all Punch List Items, Contractor shall remove all of its equipment and materials not constituting part of the Project and complete removal of all waste material rubbish, and other scrap material from and around the Site. All waste material and rubbish resulting from the Work shall be properly handled and recycled or disposed of by Contractor at its own expense in accordance with applicable Laws. Contractor shall provide to Owner copies of all waste disposal manifests, if any. Without limiting the foregoing, Contractor shall use reasonable efforts to ensure compliance with Owner’s goal of zero waste discharge such that all materials that come onto Site that are not incorporated into the Work shall be collected and recycled through Contractor-provided containers. Contractor shall be responsible for properly separating waste materials into the appropriate recycling containers. All obligations with respect to waste material and rubbish that are Hazardous Materials shall be governed by Section 2.9. Should Contractor fail to maintain a clean and orderly site, Owner shall notify Contractor of such deficiencies, and Contractor shall within two (2) Days remedy such deficiencies and provide notice to Owner that such deficiencies have been rectified.

2.8 Hazardous Materials.

2.8.1 Contractor shall not, nor shall it permit any of its Subcontractors to bring, use, generate or release any Hazardous Materials on the Site, other than either the Materials or any Hazardous Materials to be used by Contractor or any of its Subcontractors on the Site in a manner that both (a) does not violate or contribute to a violation of, or whether individually or on an aggregate basis require reporting or disclosure to any Governmental Authority, Owner or third party, under any Environmental Laws, and (b) is consistent with Prudent Industry Practices and is required or reasonably necessary for Contractor to perform the Work.

2.8.2 Contractor shall bear all responsibility and liability for Hazardous Materials used, generated or released on the Site by Contractor, or any of its Subcontractors, whether such Hazardous Materials are permitted to be brought on the Site pursuant to this Section 2.9 or are brought on the Site in violation of this Section 2.9; provided, Owner shall bear the responsibility and liability with respect to the Materials and any Hazardous Materials released by Owner, Owner’s other contractors, or third parties acting under the control of Owner. Contractor shall not be responsible for any pre-existing Hazardous Materials encountered at the Site; provided, however, that Contractor shall be responsible for any improper or negligent mishandling or disturbance by Contractor or any of its Subcontractors of any pre-existing Hazardous Materials encountered at the Site. If such pre-existing Hazardous Materials are encountered at the Site by Contractor, Contractor shall promptly, upon recognizing such condition (a) stop the Work in the area of the Site known by Contractor to be affected, and (b) report such condition to Owner in writing. Contractor acknowledges that if the Site may contain subsurface Hazardous Materials, there may be only limited use of ground penetration as set forth in Exhibit A. For the purposes of this Section 2.9, pre-existing Hazardous Materials shall mean Hazardous Materials that were present or existed at or in the Site prior to the date Contractor or any of its Subcontractors began the Work on the Site.

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2.8.3 Contractor shall reasonably minimize the use of Hazardous Materials in performance of the Work and shall not utilize, or permit or cause any of its Subcontractors to utilize, such Hazardous Materials, whether in their entirety or in such quantities or concentrations, as are prohibited under any Law, including Environmental Law, from being imported into or used in the United States. Contractor shall maintain an updated file of all material safety data sheets for all Hazardous Materials used in connection with performance of the Work at or near the Site or at any construction area related to the Project. Contractor shall maintain an accurate record and current inventory of all Hazardous Materials used in performance of the Work at or near the Site or at any construction area related to the Project, which record shall identify quantities and concentrations, location of storage, use and final disposition of such Hazardous Materials. Copies of updated files, records and inventories related to Hazardous Materials shall be provided to Owner within ten (10) Business Days after the end of each month.

2.8.4 Subject to the provisions of Section 2.9.2, Contractor shall be solely responsible for compliance with Environmental Law pertaining to Hazardous Materials brought, used, generated or released in violation of Environmental Law to the extent such violation is caused by Contractor, or any of its Subcontractors, at the Site and for disposing of all Hazardous Materials brought to or used on the Site by Contractor, or any of its Subcontractors in accordance with this Section 2.9 through a reputable waste disposal service in compliance with all Environmental Law, and Contractor shall maintain written records of such disposal to the extent required by Environmental Law.

2.9 Subcontractors.

2.9.1 Contractor may engage one or more subcontractors, suppliers, vendors or consultants (collectively, “Subcontractors”) to perform its obligations (including the Work) under this Agreement; provided that Contractor shall remain liable for the performance of all of Contractor’s obligations hereunder; and Contractor shall ensure that all Contractor Personnel, Subcontractors, or any other Persons engaged by Contractor to perform services hereunder (including for labor and supervision) are properly licensed and qualified to perform the work that they are engaged to perform. Any Subcontractor whose services are valued in excess of five hundred thousand Dollars ($500,000) shall be considered a “Major Subcontractor.” All parties agree to negotiate in good faith with a mutually agreed upon EPC subcontractor to ascertain a competitive price.

2.9.2 As between Owner and Contractor, Contractor agrees that it shall be fully responsible to Owner for the acts and omissions of the Subcontractors and of any Persons directly or indirectly Employed by them occurring during the course of their performance of the Work, to the extent and as if such Persons were directly Employed by Contractor. Contractor shall be solely liable for any costs or expenses incurred in connection with any Subcontractor, and Owner shall have no liability therefor.

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2.9.3 Owner shall have the right to approve, such approval not to be unreasonably withheld, all Major Subcontractors prior to the Contractor entering into any non-cancelable commitments, as well as all suppliers of batteries, inverters, and transformers.

2.9.4 Contractor shall not engage Subcontractors that do not agree to the following conditions (or such conditions have been waived in writing by Owner):

Such engagement is in writing;

All contracts with a Subcontractor shall impose obligations on such Subcontractors as is commercially reasonable in accordance with Prudent Industry Practices given the particular scope of work of such Subcontractor, provided that Contractor shall attempt to obtain terms from each Major Subcontractor at least as stringent as the obligations of Contractor contained herein, including with respect to the standard of performance, the Project Schedule, Work and Material warranties and guarantees, and audit and inspection rights of Owner;

All Subcontractors shall comply with the Prevailing Wage Requirements, and all contracts with any Subcontractor shall impose obligations on Subcontractors in substantially the same form and substance as imposed on Contractor pursuant to Section 2.17 herein, including the delivery of Monthly Compliance Reports pursuant to Section 2.13.1;

All Subcontractors shall comply with the insurance requirements set forth in this Agreement. Subcontractors may maintain insurance with lower coverage amounts than provided for herein and therein as appropriate for such Subcontractor’s scope of work, provided that Contractor shall obtain Owner’s prior written approval of the waiver of the insurance requirements for such Subcontractor;

2.9.5 Nothing contained herein shall create any contractual relationship between any Subcontractor and Owner with respect to the Work or the Project. No Subcontractor is intended to be, or shall be deemed to be, a third-party beneficiary of this Agreement.

2.10 Safety.

2.10.1 From the Commencement Date to the Final Completion Date, and also with respect to any Work Warranty performed thereafter during the Work Warranty Period, Contractor shall take all necessary precautions (in accordance with Prudent Industry Practice) to prevent damage, injury or loss resulting from the performance of the Work by Contractor to:

Owner and all other Persons who may come into contact with the Site or the Work;

any of the Materials, whether in storage on or off;

the BESS;

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any other property on, over or adjacent the Site, including the Property, whether belonging to Owner or to any other Person, including buildings and other structures, facilities, fences, gates, pavements, roadways, sidewalks, walks, vegetation, livestock and utilities that are not designated for removal and disposal in the course of performing the Work; and

the effectiveness or accessibility of the utility, mechanical, electrical, drainage and sewer systems, and other systems installed or located on the Site, unless necessary to perform the Work. Contractor shall determine (using Prudent Industry Practice) the location of underground utilities and shall be wholly liable for any damage to any such utilities caused by Contactor’s failure to follow Prudent Industry Practice.

2.10.2 Contractor shall ensure that all Work carried out by it or on its behalf is conducted under necessary work protection consistent with Prudent Industry Practices and shall ensure that equipment being worked on is safely isolated and de-energized. Contractor shall have a written procedure that details all steps and precautions to safely perform any “hot tap” work and ensure that the Work is performed by personnel trained and qualified to perform such Work. Contractor shall ensure that only suitably trained and qualified Contractor Personnel shall be permitted to perform Work and that such Contractor Personnel will perform the Work in accordance with applicable Laws and Prudent Industry Practices.

2.10.3 Contractor shall initiate and maintain safety precautions and programs in accordance with the Contractor’s Safety Plan provided in Exhibit K and the Utility’s safety plan, if applicable, (collectively, the “Safety Plans”). Contractor shall conduct all Work in accordance with such Safety Plans as applied to the Site, the Property, and the Project. Contractor shall be solely responsible for initiating, maintaining and supervising all safety measures and programs in connection with the performance of Work. Such precautions and programs shall include the commercially reasonably prevention of injury to local flora and fauna. Contractor shall erect and maintain reasonable safeguards for the protection of workers and the public. Contractor shall exercise reasonable efforts to eliminate or abate all reasonably foreseeable safety hazards created by or otherwise resulting from performance of the Work. Contractor shall, and shall cause all of its employees, agents and Subcontractors to, (i) follow the Safety Plans and (ii) follow Utility’s safety and interconnection protocols (to the extent set forth in an Interconnection Agreement(s) to which Utility is a party) during the performance of Work relating to interconnection.

2.10.4 If Contractor becomes aware of any emergency event or circumstance related to the Project or the Work that poses a significant risk to human health or property, Contractor shall immediately take such action as may be necessary to prevent, avoid, or mitigate injury, damage, or loss and shall promptly notify Owner Representative of any such emergency and the related actions taken by Contractor.

2.10.5 Owner may take reasonable precautions to mitigate an emergency event or circumstance described in Section 2.10.4 if such emergency event is caused, or if Owner reasonably believes it may be caused, by Contractor’s non-compliance with its obligations pursuant to Sections 2.10.1 or 2.10.2. Contractor shall reimburse Owner for the costs incurred by Owner in taking such precautions. Any action or inaction by Owner pursuant to this Section 2.10.5 shall in no way limit Contractor’s liability or its obligations under this Agreement.

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2.11 Coordination and Right to Inspect.

2.11.1 Right to Inspect. Contractor acknowledges and agrees that Owner, Owner’s authorized representatives, and Engineer (the “Authorized Persons”) shall have the right to observe and inspect the Work and to maintain personnel at the Site for such purpose at all times during the performance of the Work, subject in all cases to Contractor’s reasonable safety precautions and provided said observation or inspection does not interfere with or result in a delay in the performance of the Work. Such Authorized Persons shall have the right to be present during commissioning and testing of the Project and shall, by way of example and not limitation, have reasonable access to test procedures, quality control reports, and test reports and data. Contractor shall make arrangements and provide for such access, and Owner shall be responsible for all costs associated with such observation (except as otherwise expressly set forth in this Agreement). Contractor shall have the right in its sole discretion to restrict access or remove from the Site, any Authorized Person who does not comply, is not capable of complying in Contractor’s reasonable opinion, or otherwise fails to observe or is incapable of observing the requirements of the Safety Plans or other safety restrictions, protocols and instructions of Contractor. Any such action by Contractor to remove or restrict Authorized Persons shall not constitute a breach of this Agreement by Contractor. No observation, inspection or review by Owner shall constitute an approval, endorsement, or confirmation of any drawing, plan, specification, subcontractor, Materials or Work or an acknowledgment by Owner that such drawing, plan, specification, subcontractor, Materials or Work satisfies the requirements of this Agreement; nor shall any such inspection or review relieve Contractor of any of its obligations to perform the Work and furnish the Materials or the Work so that the Project, when complete, satisfy the requirements of this Agreement.

2.11.2 Defective Work. Prior to the Final Completion Date, Contractor shall, at its sole cost and expense, correct any part of the Work or Materials that is Defective or otherwise not performed in accordance with the specifications contained within this Agreement regardless of the time or place of discovery of such errors and regardless of whether Owner has previously accepted it through oversight or otherwise. If any part of the Work or Materials is discovered to be in a Defective condition or otherwise not in conformance with the specifications for such Work or Materials as contained within this Agreement after Final Completion, correction of such Defective condition or other nonconformity shall be governed by the Work Warranty. Any equipment failure that causes an error message on the equipment monitoring platform will be investigated and repaired or replaced, as necessary. Contractor’s obligations to correct Defective Work and/or Materials shall include, without limitation, all costs related to: (a) removal of Defective Work and/or Materials from the Site, (b) procurement of replacement equipment and materials (“Replacement Materials”) for the Defective Work and/or Materials, and (c) delivery of the Replacement Materials to the point of installation on the Site. Without limiting the generality of the foregoing, in the event any special equipment or additional labor is required to deliver the Replacement Materials to the point of installation, Contractor shall be responsible for payment of all additional costs relating to such special equipment and additional labor.

2.11.3 Coordination. Contractor acknowledges that Owner may have other contractors performing work at or near the Site and/or on the Property, and has an ongoing and continuing business and may be conducting certain activities at the Site and/or on the Property. Contractor agrees to use reasonable efforts to schedule the performance of the Work in a manner that minimizes interference with the activities of Owner’s other contractors and with business and affairs. Owner agrees to cooperate with Contractor and to use reasonable efforts to coordinate the activities of Owner’s other contractors to minimize any interference with the Work or the Project Schedule. Owner shall provide Contractor with reasonably sufficient information concerning the activities of other contractors and allow Contractor to adequately plan the Work in coordination with such activities. Contractor shall perform the Work on the Site in a manner that complies with all Permits and Approvals and Site Requirements. Contractor shall not place any advertising, signs or similar devices of Contractor on the Site and/or Property at any time.

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2.12 Labor and Personnel.

Contractor shall appoint, and indicate in writing to Owner, a “Project Manager” for the Project. The Project Manager, who may at any time be changed by Contractor through notification to Owner, shall be engaged in the Work and shall have full supervision over the completion of the Project, and shall act as the primary point of contact with Owner regarding all matters relating to the Project. All communications from Owner to Project Manager shall be deemed to be given to Contractor. In addition to the Project Manager, Contractor shall have a full-time person on the Site during construction.

Contractor shall provide all labor and personnel required in connection with the Work all of whom shall be reasonably competent to perform those portions of the Work each will perform on the Project. Notwithstanding the foregoing, Owner shall have the right to require the immediate removal and permanent expulsion from the Site and from any work associated with the Work of any person that at any time is found under the influence of or in possession of alcohol, marijuana, or illegal drugs while at the Site.

The Contract Price shall include, and Contractor shall have full and exclusive liability for, the payment of any and all taxes and contributions for unemployment insurance, old age retirement benefits, life pensions, annuities, subsistence, health and welfare, vacation, holidays, apprenticeship, or other fringe benefits or other payments to employee funds which are now or may hereafter be imposed or required by the United States or any state or locality or any labor agreement, whether measured by the wages, salaries, or remuneration paid to, or number of hours worked by persons Employed by Contractor or otherwise, for the Work to be performed hereunder.

2.13 Prevailing Wage Requirements

2.13.1 Prevailing Wage Requirements. For the Prevailing Wage Term, Contractor shall comply with the prevailing wage requirements described in sections 45(b)(7) and 48(a)(10) of the Code, including any Guidance (as amended from time to time, the “Prevailing Wage Requirements”). Pursuant to the Prevailing Wage Requirements, Contractor shall (and ensure that its Subcontractors shall) apply each applicable prevailing wage determination published on www.sam.gov for the geographic area and type or types of construction applicable to the Project, where available, including all labor classifications for the Construction, Alteration or Repair that will be done on the Project by Laborers or Mechanics. Contractor shall ensure (and require each Subcontractor to ensure) that any Laborer or Mechanic Employed by it or any Subcontractor engaged in the Construction, Alteration, or Repair of the Project during the Prevailing Wage Term shall be paid wages at rates not less than the prevailing rates for Construction, Alteration or Repair of a similar character in the locality in which such Project is located as most recently determined (applying the relevant timing rules in Prop. Treas. Reg. section 1.45-7(b)(5)) by the Secretary of Labor, in accordance with subchapter IV of chapter 31 of title 40, United States Code (including by requesting a supplemental wage determination as contemplated by Prop. Treas. Reg. section 1.45-7).

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2.13.2 Apprentice Requirements. The Contractor shall ensure that the Project will satisfy the “apprenticeship requirements” described in sections 45(b)(8) and 48(a)(11) of the Code, including any Guidance (as amended from time to time, the “Apprenticeship Requirements”). Pursuant to the Apprentice Requirements, Contractor shall ensure (and require each Subcontractor to ensure) that during the period commencing on the Effective Date and ending on the Substantial Completion Date:

not less than 18% of the total Labor Hours of the Work constituting Construction, Alteration or Repair (including such work performed by any Subcontractor) with respect to the Project shall be performed by Qualified Apprentices;

each of (i) Contractor and (ii) each Subcontractor with four or more individuals performing Labor Hours, has at least one Qualified Apprentice performing Labor Hours with respect to the Project; and

the satisfaction of any applicable requirements for “apprentice-to-journey worker ratios” of the U.S. Department of Labor or the applicable State government agency that has responsibility and accountability for apprenticeship within the State.

Contractor may satisfy the Apprentice Requirements, all or in part, by satisfaction of the “Good Faith Exception” described in Section 2.13.3 hereof.

2.13.3 Apprentice Good Faith Exception. The requirements of the Good Faith Exception to the Apprentice Requirements are set forth in section 45(b)(8)(D)(ii) and Prop. Treas. Reg. Section 1.45-8(e)(1), and as follows:

Contractor (or the relevant Subcontractor) must submit a written request for Qualified Apprentices to at least one qualified apprentice program (within the meaning of Prop. Treas. Reg. 1.45-8(f)(4)), which (i) has a geographic area of operation that includes the Site, or that can be reasonably expected to provide Qualified Apprentices to the Site, (ii) trains Qualified Apprentices in the occupations needed with respect to the relevant Work, and (iii) has a usual and customary business practice of entering into agreements with employers for the placement of Qualified Apprentices in the occupation for which they are training, pursuant to its standards and requirements.

The request must be in writing and must include the proposed dates of employment, occupation of apprentices needed, location of the work to be performed, number of apprentices needed, the expected number of labor hours to be performed by the apprentices, and the name and contact information of the requesting party.

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The request must state that the request for apprentices is made with an intent to employ apprentices in the occupation for which they are being trained and in accordance with the requirements and standards of the registered apprenticeship program.

If such a request is made, and either (i) is denied in writing, or (ii) there is no response (in writing, by acknowledgement, or otherwise) within five (5) Business Days of receipt, then such request is treated as denied (in the case of subsection (i), solely with respect to the scope of the denial), and the Good Faith Exception will be deemed satisfied for 120 days from the date of request. A denial is not valid if it is the result of a refusal by the requesting party to comply with the established standards and requirements of the apprentice program.

In order to rely on the Good Faith Exception, Contractor must make sufficient requests for the scope of Qualified Apprentices reasonably expected to be needed satisfy the Apprentice Requirements with respect to the Project, and can only rely on the Good Faith Exception to the extent set forth in subsection (e).

2.13.4 Recordkeeping. Contractor shall track all expenses in compliance with the recordkeeping requirements of the IRA in connection with the Project qualifying for the ITC. Contractor shall provide such documentation as may be requested by Owner from time to time to substantiate compliance with Contractor’s obligations under this Section 2.13. For a period of four years after the Substantial Completion Date, Contractor will maintain and preserve sufficient records to establish satisfaction of the Prevailing Wage Requirements and the Apprentice Requirements. Such records will include:

records supporting compliance with the Prevailing Wage Requirements, including, with respect to each Laborer and Mechanic: (i) the applicable labor classifications (including documentation supporting such classifications), (ii) prevailing wage determination, (iii) the names and Identifying Information of Laborers and Mechanics (including each Qualified Apprentice) who performed Work constituting Construction, Alteration or Repair, (iv) the classifications of work they performed, (v) their hours worked in each classification, (vi) the wage rates paid for the work, (vii) total wages paid for each pay period (including identifying deductions from wages), (viii) copies of any certified payroll and U.S. Department of Labor Wage Hour Form 347, (ix) records of the amount and timing of any correction payments and documentation reflecting the calculation of correction payments, and (x) any other payroll documents;

records supporting compliance with the Apprentice Requirements, including: (i) total Labor Hours on the Project, (ii) percentage and total number of such Labor Hours performed in satisfaction of the Apprentices Requirements, (iii) total number of individuals performing such Labor Hours, (iv) total number of Qualified Apprentices performing such Labor Hours, (v) total number of journey workers performing such Labor Hours, (vi) copies of any written requests for apprentices by the taxpayer, contractor, or subcontractor, and any correspondence between the taxpayer, contractor, or subcontractor and a registered apprenticeship program, (vii) documents reflecting any registered apprenticeship program sponsored by the taxpayer, contractor, or subcontractor, documents verifying participation in a registered apprenticeship program by each apprentice, (viii) documents to support the Good Faith Exception, to the extent relied on by the Contractor, (ix) records reflecting the daily ratio of apprentices to journey workers, (x) records to support wages paid to apprentices at less than applicable prevailing wage rates, (xi) documents reflecting the standards and requirements of any registered apprenticeship program from which apprentices performed work on the Project (all documents specified in this subparagraph (b), the “Apprenticeship Records”);

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with regards to fringe benefits, Contractor shall keep records to support: (i) any contribution irrevocably made on behalf of a Laborer or Mechanic to a trustee or other third person pursuant to a bona fide fringe benefit program, (ii) the rate of costs reasonably anticipated in providing bona fide fringe benefits to Laborers and Mechanics pursuant to an enforceable commitment to carry out a plan or program described in 40 U.S.C. 3141(2)(B) and (iii) records demonstrating that the enforceable commitment was provided in writing to the Laborers and Mechanics affected (collectively, “Fringe Benefit Records”).

2.13.5 Notification of Failures. Contractor shall notify Owner within seven (7) Business Days of its learning of any failure or likely failure of the Prevailing Wage Requirements or Apprenticeship Requirements. Contractor shall cooperate with Owner with respect to any remedy available with respect to such failure or likely failure pursuant to sections 45 or 48, or any Guidance. Contractor shall follow applicable IRS rules to cure any potential failure to meet prevailing wage and apprenticeship requirements.

2.13.6 Indemnity. In the event Contractor fails to satisfy any obligation pursuant to this Section 2.13, Contractor shall indemnify Owner (or its Affiliates) for the lesser of (i) all cure payments required to be made in order for the Project to satisfy the Prevailing Wage Requirements and the Apprentice Requirements, or (ii) the resulting loss of any investment tax credit pursuant to section 48 of the Code with respect to the Project arising from such failure. Contractor’s obligations under this Section 2.13.6 shall survive until the date that is ninety (90) days after the expiration of the relevant statute of limitations (as it may be extended). Any payment or reimbursement by Contractor under this Section 2.13.6 shall be treated as non-taxable to such recipient, and otherwise shall be grossed up by the amount of additional U.S. federal income taxes due by such recipient on account of such payment or reimbursement.]

2.13.7 Best Practices. Contractor shall, and shall ensure that each Subcontractor shall, satisfy the PWA Best Practices, and Contractor shall ensure that any contract with a Subcontractor includes language therein to ensure such Subcontractor’s compliance with the obligations with respect to Subcontractors in this Section 2.13.

2.13.8 In the event of a conflict between this Section 2.13 and applicable Law, applicable Law shall prevail.

2.14 Owner’s Obligations. Owner shall perform Owner’s responsibilities hereunder with reasonable diligence and without unreasonable delay. Owner shall perform, or cause to be performed, the following:

2.14.1 Notice to Proceed. Owner shall issue a Notice to Proceed in writing on or prior to the Outside NTP Date.

2.14.2 Payments. Owner shall make payments to Contractor in accordance with Exhibit D and all other relevant terms of this Agreement.

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2.14.3 Access to Site. Commencing on NTP date and until the Final Completion Date, and thereafter as contemplated in Article 12, Owner shall provide Contractor and Subcontractors access to the Site, which access shall be sufficient to permit Contractor to progress with its performance of the Work on a continuous basis without material interruption or interference by others.

2.14.4 Owner’s Project Manager. After the Commencement Date, Owner shall promptly designate the “Owner’s Project Manager” and provide Notice thereof to Seller. Owner’s Project Manager shall have complete authority to act on behalf of Owner on all matters pertaining to the Agreement, including the responsibility to act as Owner’s liaison with Contractor. Owner shall promptly provide Notice to Contractor if Owner changes the person acting designated Owner’s Project Manager.

2.14.5 Engineer. After the Commencement Date, Owner shall promptly designate the Engineer and provide Notice thereof to Seller.

2.14.6 Laydown Area. Owner shall grant Contractor use of the area(s) designated in Exhibit B as laydown area(s) from the Commencement Date until the Final Acceptance Date.

2.14.7 Owner’s Permits and Authorizations. Owner shall obtain, pay for, and maintain all Owner’s Permits and Authorizations.

2.14.8 Interconnection Agreement. Owner shall obtain and maintain in effect the Interconnection Agreement.

2.14.9 BESS Interconnection Access. Owner shall cause the Utility to be prepared for accepting the electrical interconnection of the BESS for commissioning and testing in accordance with the schedule set forth in Exhibit C.

2.14.10 Good Faith Cooperation. Owner shall use commercially reasonable efforts to respond promptly and in good faith to requests of Contractor made to Owner in connection with the performance of the Work.

2.14.11 Compliance with Laws. Owner shall comply with all applicable Laws in performing Owner’s obligations under this Agreement.

2.14.12 Reporting New Information. Owner shall promptly inform Contractor of any new information about the Project, the Work, the Property, the Site, the Permits or any other matter that could, or with lapse of time would, affect the Work or the Project, and shall provide Contractor with copies of any amendments to the Interconnection Agreement, or the Owner’s Permits and Authorizations, as applicable, reflecting such information.

2.14.13 Pre-existing Environmental Conditions at the Site. Owner shall retain full responsibility for any and all adverse environmental conditions, contamination, or hazardous substances present at the Site prior to the Effective Date, whether known or unknown.

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ARTICLE 3

CONTRACT PRICE AND PAYMENTS.

3.1 Contract Price.  As compensation in full to Contractor for the full and complete performance of the Work and all of Seller’s other obligations under this Agreement, Owner shall pay and Contractor shall accept Thirty-five million, nine hundred three thousand, two hundred fifty-one dollars ($35,903,251) (the “Contract Price”). The Contract Price is subject to adjustment pursuant to authorized Change Orders.  Except with respect to any additions or deductions relating to approved Change Orders, the Contract Price shall not be increased or decreased for any reason under this Agreement. In the event of future tariff fluctuation, Parties will enter good faith negotiations to determine whether and to what extent the Contract Price shall be adjusted.

3.2 Payments of the Contract Price.

3.2.1     Progress Payments. Owner shall pay the Contract Price to Contractor in installments upon Contractor’s achievement of certain milestones as set forth on the Payment Schedule provided in Table D-2 of Exhibit D (each milestone event, a “Progress Milestone”). Upon complete satisfaction and achievement of each Progress Milestone, Contractor shall submit to Owner an invoice for Work in the amount set forth for such Progress Milestone in accordance with the invoicing procedures set forth herein (each an “Invoice”). For the absence of doubt, Contractor shall not submit Invoices for partial achievement of Progress Milestones. No amount or installment of the Contract Price shall be due or payable by Owner unless the Progress Milestone is fully achieved and an Invoice is duly delivered by Contractor.

3.2.2 Invoicing Documentation. Together with each Invoice, Contractor shall submit to Owner the following supporting documentation: (i) a progress report in the form of Exhibit G (or such other form acceptable in form and substance to Owner) describing the current progress of the Work, and (ii) conditional or unconditional Lien Waivers and releases, duly executed by Contractor and each Subcontractor in the forms included in Exhibit I, as applicable for all Work completed prior to such Progress Milestone.

3.2.3 Invoicing Process. Contractor shall submit any Invoices for completed Progress Milestones to Owner on or before the 10th of the calendar month that follows achievement of the applicable Progress Milestone. Owner shall pay the undisputed portion of any Invoice that has been properly completed, finalized and delivered pursuant to the procedures set forth in this Section 3.2 within thirty (30) Days from the receipt. For any amounts due at the Effective Date, Owner shall pay Contractor within seven (7) days of such date.

3.2.4 Improper Invoicing. If Owner receives an improperly completed Invoice, including an Invoice submitted to Owner prior to the achievement of the applicable Progress Milestone as set forth herein, Owner shall notify Contractor within seven (7) Days of receipt of Owner’s rejection of such Invoice and the reasons for such rejection. Owner shall have no duty to pay any improperly completed or submitted Invoice until it is appropriately resubmitted upon achievement of the applicable Progress Milestone.  Owner shall have the right to verify and inspect any Work performed prior to payment being due and payable.  If, after such verification and inspection, Owner determines that the Invoice does not properly reflect such Work, Owner may elect not to pay all or any portion of such Invoice until it determines, in its reasonable discretion, that such Work have been performed, provided that Contractor shall have the right to dispute such determination in accordance with Article 11 hereof and Owner shall pay any undisputed amounts in accordance with this Article 3.

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3.2.5 Subcontractor Invoicing. Contractor agrees to make prompt payment to its Subcontractors for amounts owed for work performed on the Project within fifteen (15) Days after receipt of payment from Owner.  Contractor also agrees to include in each of its subcontracts a provision requiring its Subcontractors to make prompt payment to their respective subcontractors and suppliers within fifteen (15) Days after receipt of payment from Contractor.  Owner shall not be responsible for any interest chargeable to Contractor or its Subcontractors under any applicable Laws for failure of Contractor to pay its Subcontractors within fifteen (15) Days after receipt of payment from Owner, or for failure of any Subcontractor of Contractor to pay its subcontractors or suppliers within fifteen (15) Days after receipt of payment from Contractor.

3.3 Approval. Payment of any Invoice shall not constitute Owner’s approval of any portion of the Project or the Work which has been determined not to be, or subsequently is determined not to have been, performed in accordance with the requirements of this Agreement.

3.4 Set Off. Owner may deduct and set-off against any part of the balance due or to become due to Contractor under this Agreement, including for any liquidated damages due or accrued but not yet paid from Contractor to Owner hereunder, and any interest due thereon.

3.5 Interest. Undisputed Invoice amounts and other amounts due under this Agreement from one Party to the other Party that are not made when due shall incur interest calculated daily at an annual rate equivalent to the Prime Rate plus two percent (2%), accruing upon expiration of the fifteen (15) day cure period until payment is received by Contractor.

3.6 Invoicing for Final Completion Progress Milestone. When Contractor successfully achieves Final Completion, Progress Milestone #4 in Table D-2 of Exhibit D shall be deemed achieved and Contractor shall submit an Invoice to Owner along with: (i) a statement summarizing and reconciling all previous Invoices, payments and Change Orders, (ii) an affidavit that all payrolls, Taxes, liens, charges, claims, demands, judgments, security interests, bills for Materials, and any other indebtedness connected with the Work have been paid, (iii) fully executed Final Lien Waiver from Contractor, and (iv) fully executed Final Lien Waivers from each Major Subcontractor.

3.7 Invoicing for Tax Equity Transaction Progress Milestone. When a Tax Equity Transaction has been executed, Owner shall notify Contractor no later than the next Day of such event occurring and Owner shall inform Contractor the amount of the Net Tax Equity Proceeds. Promptly after receiving such notification, Contractor shall submit to Owner an invoice referencing Progress Milestone #5 in Table D-2 of Exhibit D. The amount of such invoice shall be equal to the Net Tax Equity Proceeds.

3.8 Invoicing for Progress Milestones after Final Completion. The remaining unpaid portion of the Contract Price one Day prior to the first anniversary of COD shall be the “Financed Remaining Balance.” On the first anniversary of COD, Contractor shall submit to Owner an invoice for the last Progress Milestone. The amount of such invoice shall be equal to the Financed Remaining Balance. Notwithstanding the foregoing and provided that the Members have contributed the Contribution pursuant to the Letter Agreement, for the Post-COD Milestone payments, if annual net cash flow from all source available of the Project do not equal or exceed the amounts due for a Post-COD Milestone, then the applicable Post-COD Milestone shall be capped at the cumulative net cash flow from the project less, if applicable, the first Post-COD Milestone payment. Any difference between the capped Post-COD Milestone and the scheduled Post-COD Milestone shall be rolled over to the next Post-COD Milestone.

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ARTICLE 4

TERM; COMMENCEMENT

4.1 Term. Unless otherwise terminated as provided herein, the term of this Agreement (the “Agreement Term”) shall run from the Effective Date through the expiration of the Work Warranty Period.

4.2 LNTPs. Contractor shall perform any portion of the Work contained in a limited Notice to Proceed (each an “LNTP”) executed by the Parties in relation to the Project either before or after execution of this Agreement and prior to issuance of a Notice to Proceed in accordance with the terms of such LNTP.

4.3 Notice to Proceed. Contractor’s obligation to commence, perform and complete all the Work shall become binding upon Contractor’s receipt from Owner of a written notice to proceed with construction of the BESS (the “Notice to Proceed”). Except with respect to work performed under the LNTPs, Contractor shall not proceed with any portion of the Work until Contractor receives from Owner the Notice to Proceed.

4.3.1 Outside NTP Date. Owner shall issue the Notice to Proceed no later than [ten (10)] Days after the Effective Date (the “Outside NTP Date”). If Owner has not issued the Notice to Proceed by the Outside NTP Date, then:

this Agreement shall terminate and neither Party shall have further liability under this Agreement except that Owner shall pay to Contractor as liquidated damages (and not as a penalty) an amount equal to five percent (5%) of the Contract Price. The Parties acknowledge and agree that the liquidated damages set forth herein constitute a reasonable estimate of actual damages that would be difficult to ascertain with certainty, and are intended as compensation and not as a penalty.

ARTICLE 5

COVENANTS, REPRESENTATIONS AND WARRANTIES

5.1 Representations and Warranties of Contractor

5.1.1 Organization; Authority. Contractor is a company duly organized, validly existing in good standing under the Laws of the State of California and is qualified and licensed to do business in the state in which the Site is located and where the Work is to be performed. Contractor has all necessary power, licenses and authority to execute, deliver, and perform its obligations under this Agreement; the execution, delivery and performance by Contractor of this Agreement have been duly authorized by all necessary action on its part; and this Agreement has been duly and validly executed and delivered by Contractor and constitutes the legal, valid and binding obligation of Contractor and is enforceable against Contractor in accordance with its terms.

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5.1.2 No Violation. Contractor is not currently in breach of, in default under, or in violation of, and the execution and delivery of this Agreement and the performance of its obligations hereunder will not constitute or result in any breach of, default under, or violation of, any Law or the provisions of Contractor’s organizational documents or any agreement or instrument to which Contractor is bound or to which its assets are subject, which breach, default or violation could reasonably be expected to have a material adverse effect upon the ability of such party to observe the provisions of, and to perform its obligations under, this Agreement.

5.1.3 No Litigation. No suit, claim, action, arbitration, or legal, administrative or other proceeding is pending or, to the best of Contractor’s knowledge, threatened that would affect the validity or enforceability of this Agreement with respect to Contractor, the ability of Contractor to fulfill its commitments hereunder in any material respect, or that could result in any material adverse change in the business or financial condition of Contractor.

5.1.4 No Conflicting Interest. Contractor acknowledges and agrees that it does not have and agrees that it shall not acquire any interest, direct or indirect, which would represent a conflict of interest in any manner or degree with the performance of the Work or any other obligations of Contractor under this Agreement.

5.1.5 Intellectual Property Rights.

Contractor represents and warrants to Owner that it owns or is licensed or is otherwise lawfully permitted (i) to use any and all Intellectual Property and (ii) to grant to Owner a license to use the Intellectual Property in connection with the Project. As used herein, “Intellectual Property” means each of the inventions, processes, know-how, trade secrets, technical expertise, copyrights, trademarks, patents and other intellectual property relating to the design, engineering, manufacture, sale, supply, importation, assembly, construction, installation, commissioning, start-up, testing, servicing, repair and use of the Materials and the Work owned by Contractor and incorporated into the Project.

Owner and Contractor acknowledge and agree that, pursuant to the terms of this Agreement, solely in connection with the Project, Owner is being provided and shall have access to certain intellectual property rights that are (i) now or hereafter owned or controlled by Contractor, or (ii) acquired by Contractor as part of acquiring the Materials (“Intellectual Property Rights”). Owner and Contractor agree that the Agreement provides Owner and its representatives with an irrevocable, permanent, transferable, nonexclusive, royalty-free license to use the Intellectual Property Rights in connection with the Project, including in completing construction of, operating, transferring, financing, maintaining, rebuilding and expanding the Project. For the avoidance of doubt, the Parties acknowledge and agree that the provisions of this Section 5.1.5(a) shall not limit in any way the ownership rights of Owner in any and all written and electronic work product supplied by Contractor hereunder as a ‘work for hire’ under U.S. Copyright Law. Contractor shall not be liable for any Liabilities incurred by Owner as a result of Owner’s improper use or modification of any Intellectual Property Rights without the involvement or consent of Contractor, except for those uses to which Contractor has expressly granted consent in this Agreement.

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Neither Contractor nor any representative thereof, or any other Person associated with or acting on behalf of any of the foregoing, has directly or indirectly: (i) made any contribution, gift, entertainment, bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any Person, private or public, regardless of form, whether in money, property, or services; (ii) taken any action, directly or indirectly, that violates the Foreign Corrupt Practices Act of 1977 or any other applicable anti-corruption Law of any foreign jurisdiction; (iii) created or caused the creation of any false or inaccurate books and records of Contractor related to any of the foregoing; or (iv) established or maintained any fund or asset with respect to the Contractor that has not been recorded in the Owner’s books and records.

5.1.6 Site Conditions. Contractor has conducted a diligence review of the Site for any and all above-surface conditions and has used reasonable commercial efforts to familiarize itself with the Site, the general and local labor conditions, and all other matters that might reasonably be expected to affect the execution of the Work in connection with the Project. In the event that conditions at a Site result in a delay or increase the cost of the Work, and any such conditions were actually known, or that should have been known to Contractor as set forth in this Agreement prior to commencing the Work, such costs and the effect of such delay shall be the responsibility of Contractor. Subject to Section 5.2, Owner makes no representation with respect to the Site or the Property or conditions at, under or near the Site or Property. Contractor expressly acknowledges that it is solely responsible for the design, engineering and performance of the Project and is not relying on any design or engineering recommendations or advice provided by Owner whether before, on or after the Effective Date.

5.1.7 Contractor has developed, implemented, and continuously maintains comprehensive internal policies and procedures specifically designed to ensure compliance with the requirements for federal, state, and local tax credit programs, including but not limited to Prevailing Wage Requirements, Apprenticeship Requirements, and conditions and requirements imposed by the IRA or any subsequent related law or regulation.

5.1.8 The Contractor hereby represents and warrants that neither the Contractor nor any of its Affiliates or Subcontractors are, at the time of entering into this Agreement or during the performance of any obligations hereunder, a “Prohibited Foreign Entity” as that term is defined in the One Big Beautiful Bill Act. The Contractor further agrees to promptly notify the Client in writing if, at any time during the term of this Agreement, the Contractor or any of its Affiliates or Subcontractors become a Foreign Entity of Concern or Prohibited Foreign Entity as so defined.

5.2 Representations and Warranties of Owner

5.2.1 Organization; Authority. Owner is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Texas, and is qualified to do business in each state wherein the nature of its business and affairs require it to be so qualified. Owner has all necessary power and authority to execute, deliver, and perform its obligations under this Agreement; the execution, delivery and performance by Owner of this Agreement have been duly authorized by all necessary action on its part; and, this Agreement has been duly and validly executed and delivered by Owner and constitutes the legal, valid and binding obligation of Owner and is enforceable against Owner in accordance with its terms.

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5.2.2 No Violation. Owner is not currently in breach of, in default under, or in violation of, and the execution and delivery of this Agreement and the performance of its obligations hereunder will not constitute or result in any breach of, default under, or violation of, any Law or the provisions of Owner’ organizational documents or any agreement or instrument to which Owner is bound or to which its assets are subject, which breach, default or violation could reasonably be expected to have a material adverse effect upon the ability of Owner to observe the provisions of, and to perform its obligations under, this Agreement.

5.2.3 No Litigation. No suit, claim, action, arbitration, or legal, administrative or other proceeding is pending or, to the best its knowledge, threatened that would affect the validity or enforceability of this Agreement, the ability of Owner to fulfill its commitments hereunder in any material respect, or that could result in any material adverse change in the business or financial condition of Owner.

5.2.4 No Hazardous Materials. To Owner’s express and direct knowledge, there are no Hazardous Materials present on the Site.

5.2.5 Available Funds. Owner has or will have all the funds necessary to pay Contractor the Contract Price, and any other amounts owing to Contractor under this Agreement, at the times when such amounts become payable under this Agreement.

5.2.6 Engagement of Contractor. At the time of issuance of each Notice to Proceed, Owner will have the rights necessary for Owner to authorize and engage Contractor to construct the applicable Project on the applicable Site.

5.2.7 Owner Permits & Approvals. To Owner’s express and direct knowledge, no new Owner Permits & Approvals are needed. If any new Owner Permits and Approvals become necessary, it shall be Owner’s responsibility to apply for, timely obtain, pay and maintain them. Owner shall deliver to Contractor in a timely fashion true and complete copies of all Permits and Approvals obtained by Owner with which Contractor is required to familiarize itself to perform the Work.

5.2.8 Neither Owner nor any representative thereof, or any other Person associated with or acting on behalf of any of the foregoing, has directly or indirectly: (i) made any contribution, gift, entertainment, bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any Person, private or public, regardless of form, whether in money, property, or services; (ii) taken any action, directly or indirectly, that violates the Foreign Corrupt Practices Act of 1977 or any other applicable anti-corruption Law of any foreign jurisdiction; (iii) created or caused the creation of any false or inaccurate books and records of Owner related to any of the foregoing; or (iv) established or maintained any fund or asset with respect to the Owner that has not been recorded in the Owner’s books and records.

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5.3 Covenants of Contractor.

5.3.1 No Liens.

To the extent that Owner has timely paid Contractor for Work performed hereunder, Contractor shall not directly or indirectly create, incur, assume, or suffer to be created by it or any Subcontractor any right of retention, claim, lien, charge, or encumbrance on the Work, the Site, the Property, the BESS, the Project or any part thereof or interest therein (a “Contractor Lien”), and, to the extent that Owner has timely paid Contractor for Work performed hereunder, Contractor shall promptly pay or discharge and discharge of record, or bond, any such Contractor Lien or other charges that, if unpaid, might be or become a Contractor Lien.

Contractor shall promptly notify Owner of the assertion of any Contractor Lien as such assertion becomes known to Contractor.

So long as Owner is not in breach of its payment obligations hereunder, Contractor shall indemnify, defend, and hold harmless Owner and its Affiliates and each of their respective directors, officers, agents, employees, successors, and assigns from and against Contractor Liens prohibited under this Section 5.3.1. In the event a Contractor Lien is filed, upon request from Owner, Contractor shall provide to Owner a copy of each Invoice received from the Person that filed such Contractor Lien, such subcontractor and shall notify Owner upon making each payment due to such Person.

Contractor acknowledges and agrees that, the Work shall be performed on the Site leased by the Owner pursuant to the Lease Agreement. As such and pursuant to the terms of this Agreement, Contractor shall comply with all Site Requirements applicable to Owner; provided however, except as otherwise provided in this Agreement, Contractor shall not be responsible for complying with (i) any other obligation of Owner that is not a Site Requirement; or (ii) any liability as generator, owner operator or lessee under any applicable Environmental Laws.

Upon the failure of Contractor to promptly pay, discharge, or provide security reasonably acceptable to Owner for any Contractor Lien prohibited under this Section 5.3.1 within thirty (30) Days of notice of the existence thereof to Contractor, Owner may, but shall not be obligated to, pay or discharge such Contractor Lien and, upon the payment or discharge thereof, shall be entitled to immediately recover from Contractor the amount thereof together with expenses incurred by it in connection with such payment or discharge or to set off all such amounts against any such sums owed by Owner to Contractor under this Agreement.

Contractor shall keep an accurate and up to date record of all documents received by any Subcontractor, employee, laborer, materialman, or other supplier of goods or services stating they have received payment and waive any future lien rights to the Project (“Lien Waivers”) except for records pertaining to such suppliers of goods or services that are immaterial amounts or do not exceed ten thousand dollars ($10,000) in aggregate for the Project.

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5.3.2 Title. Title to all Owner supplied Materials, if any, shall transfer directly from the supplier thereof to Owner in accordance with the terms of the applicable supply contract, and remain with Owner thereafter throughout the installation process. Title to all Materials provided by Contractor or any Subcontractor or supplier under contract to Contractor, including any Materials the value of which incorporates off-Site fabrication costs, shall pass to Owner upon delivery of such Materials to the Site, prior to performance of any labor at the Site to install such Materials into the System. Title to any other Work shall pass to Owner upon payment by Owner of the corresponding amounts due and owing to Contractor therefor. Contractor covenants that when legal title to and ownership of the Work and Materials provided by or through Contractor passes to Owner, such Work and Materials shall be free and clear of any and all liens, claims, security interests or other encumbrances.

5.3.3 Compliance with Laws. Contractor expressly acknowledges and agrees that all Materials, equipment and Work furnished hereunder (and Contractor’s act of furnishing such Materials, equipment and Work) shall comply in every respect with all applicable Laws, including all United States federal, state, local and municipal Laws and ordinances, economic sanctions, municipal codes, orders and regulations relating thereto, including all applicable health, safety, security and environmental requirements and procedures. Furthermore, Contractor shall (1) abide with the Fair Labor Standards Act (“Act”) and all other applicable federal, state and local Laws, regulations, and standards in relation to wages and hours requirements and where such Act and/or Laws, regulations, and standards applies to Work furnished under this Agreement, (2) comply with the terms and provisions thereof, and (3) indemnify, defend and hold Owner harmless from any violation thereof by Contractor. Without limiting the foregoing: Contractor shall comply at all times with any and all Laws and regulations concerning or relating to the import or export of goods, technology or services imposed, administered or enforced by the United States government (including the United States Department of Commerce, the United States Department of State and the United States Department of Homeland Security). Furthermore, Contractor shall comply at all times with any and all Laws and regulations concerning or relating to human rights, labor standards, unfair trade, forced labor or child labor practices established, imposed, administered or enforced by the United States government, the International Labour Organization and the United Nations.

(i) Foreign Corrupt Practices Act. Contractor shall comply at all times with the anti-corruption and anti-bribery provisions of the United States Foreign Corrupt Practices Act, the principles set out in the Organization for Economic Cooperation and Development Convention Combating Bribery of Foreign Public Officials in International Business Transactions, and with all United States federal, state, local and municipal Laws and ordinances prohibiting bribery and similar unethical business practices (collectively, “Anti-Corruption Laws”). Without limiting the generality of the foregoing, each Party agrees not to make, authorize, offer, or promise to make or give any money or any other thing of value, directly or indirectly, to any current or former government official or employee (including employees of a state-owned or controlled enterprise or of a public international organization), candidate for political office, or an official of a political party, or any employee, director or consultant of a non-government client or potential client, for the purpose of securing any improper or unfair advantage or obtaining or retaining business in connection with the activities contemplated hereunder or for the purpose of improperly inducing or rewarding favorable treatment or advantage in connection with this Agreement. Each Party agrees to immediately notify the other of any request that it receives to take any action that might constitute, or be construed as, a violation of the Anti-Corruption Laws.

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(ii) Office of Foreign Assets Control. Contractor shall comply at all times with the requirements of all Laws, regulations, and executive orders relating to economic and financial sanctions and trade embargoes imposed, administered or enforced by the United States government, including the United States Department of State, the United States Department of the Treasury Office of Foreign Assets (“OFAC”) and United Nations Security Council (as amended, collectively, the “Economic Sanctions Laws and Regulations”) and Contractor will not take any action in connection with this Agreement that would constitute a violation of (i) the Economic Sanctions Laws and Regulations, (ii) Executive Order No. 1322466 Fed. Reg. 49709 (2001), issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism (as amended, the “Terrorism Order”)) or (ii) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (USA PATRIOT ACT) of 2001, Public Law 107-56 (October 26, 2001), as amended. Contractor represents and warrants that it is not a “blocked” person as described in Section 1 of the Terrorism Order and does not knowingly engage in any dealings or transactions with (1) any “blocked” person, (2) any person that is the subject of sanctions under Economic Sanctions Laws and Regulations or (3) any person that is owned or controlled by, or acting for or on behalf of, directly or indirectly, any person described in the foregoing clause (1) or (2). Contractor further represents and warrants that it: (a) is not named on the OFAC Specially Designated Nationals and Blocked Persons list (the “OFAC SDN List”); (b) is not owned by or controlled by persons named on the OFAC SDN List; and (c) has not conducted business with or engaged in any transaction with any person named on the OFAC SDN List or any person that, to Contractor’s knowledge, was, at the time of such business transaction, owned by or controlled by persons named on the OFAC SDN List, in each case, except to the extent authorized pursuant to specific or general licenses or otherwise under Economic Sanctions Laws and Regulations. If Contractor obtains actual knowledge, including by virtue of receiving any written notice, that the representations and warranties in the foregoing sentence are no longer accurate (such change in accuracy, an “OFAC Violation”), (y) Contractor shall as soon as reasonably practicable (i) give written notice to Owner of such OFAC Violation and (ii) with respect to any OFAC Violation with respect to Contractor, take any and all steps reasonably determined by Contractor to remedy such OFAC Violation and, (z) Contractor hereby authorizes and consents to Owner taking any and all steps that Owner, acting reasonably, deems necessary, in its sole discretion, to comply with all applicable Laws with respect to any such OFAC Violation, including the requirements of Economic Sanctions Laws and Regulations (including the “freezing” and/or “blocking” of assets and reporting such action to OFAC, as required under Economic Sanctions Laws and Regulations).

(iii) Iran Threat Reduction and Syria Human Rights Act of 2012. Contractor shall comply at all times with the Iran Threat Reduction and Syria Human Rights Act of 2012. Contractor shall not knowingly engage in transactions or dealings involving, directly or indirectly, (i) Iran, (ii) the Government of Iran (including any person owned or controlled by the Government of Iran, working on behalf of the Government of Iran, or designated by the U.S. Treasury Department as being the Government of Iran) or (ii) certain specified “bad actors” or other persons considered supporters of terrorism or proliferators of weapons of mass destruction, in each case, as identified by OFAC.

5.3.4 Related-Party. Contractor shall promptly disclose to Owner any related-party transactions (including with Affiliates) embedded in the Work or Contract Price. All such transactions shall be on arm’s-length terms no less favorable to Owner than could be obtained from unrelated third parties.

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ARTICLE 6

SCOPE CHANGES.

6.1 Changes in the Work.

6.1.1 During the term of this Agreement, either Contractor or Owner may request a change in the Work by delivering to the other Party a proposed change order in substantially the form attached as Exhibit J and in accordance with the requirements of this Section 6.1.1 (such request a “Change Order”). A Change Order must include, if applicable: (i) the scope of any extra Work, (ii) the cost to be added or subtracted from the Contract Price, (iii) the anticipated effect of the Change Order on the Project Schedule and the Guaranteed Completion Dates, (iv) if applicable, notice that the Change Order is requested as a result of an Excusable Delay, and (v) an explanation of the basis for the estimates set forth in (i)-(iv). The explanation of the basis for a change in the Contract Price shall include, as appropriate, relevant cost information regarding the portion of the Contract Price that is affected by the requested change, vendor pricing for the cost of Materials added or deleted by such change, and estimated quantities of Materials and labor added or deleted by such change. No change shall be incorporated in the Work unless expressly agreed to in writing by Owner, acting in its sole and absolute discretion (except as set forth in Section 6.1.3). Payment for each Change Order is due upon achievement of the applicable Progress Milestone performed pursuant to the Change Order, except as may otherwise be set forth in the Change Order. Upon execution by the Parties of any Change Order, such Change Order and any additional Work and Materials authorized by said Change Order shall be made part of this Agreement and any work or materials performed thereunder shall be Work and Materials as such terms are defined herein.

6.1.2 Contractor is not authorized to make any changes to the Scope of Work, and Owner shall be under no obligation to pay for any change in the Work or Materials, unless such change is set forth on a Change Order fully executed in accordance with this Section 6.1 or is made by Contractor in the event of an emergency to prevent, avoid or mitigate injury, damage or loss to life or property and prompt notice thereof is provided to Owner. Notwithstanding the foregoing, Contractor and Owner acknowledge and agree that requested changes in the Work or Materials may be time sensitive and that Contractor may, solely upon prior written consent of Owner, begin such out-of-scope work prior to the execution of a Change Order. In such case, both Parties agree to work expeditiously toward processing an executed Change Order.

6.1.3 Material Event for Contractor. Upon the occurrence of a Material Event (as defined below) that temporarily or permanently prevents Contractor from performing the Work or which adversely affects the cost or time to perform the Work, Contractor shall be entitled to an equitable Change Order with respect to the Contract Price and/or the Project Schedule. Material Events (a) through (f) below are each an Excusable Event and shall also entitle Contractor to an equitable Change Order with respect to any Guaranteed Completion Dates. Each Change Order shall modify the Contract Price, Project Schedule or Guaranteed Completion Dates, as applicable, solely to the extent the Material Event had an actual, demonstrable, and adverse effect on the same and Contractor, acting in its reasonably discretion in accordance with Prudent Industry Standards, could not have mitigated such change to the Contract Price, Project Schedule or Guaranteed Completion Dates. For the absence of doubt, the existence of a Material Event shall not in and of itself entitle Contractor to an equitable Change Order. For the purposes of this Agreement, a “Material Event” for Contractor shall mean and refer only to, and only to the extent of:

the occurrence of a Force Majeure Event;

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the occurrence of an insurable casualty for which delayed completion is covered and paid to Owner;

delays or interference affecting Contractor’s Work resulting from the acts or failures to act of (i) Owner, (ii) the Engineer, or (iii) third parties, including Utility, not under the control of Contractor or its Subcontractors;

without limiting Owner’s discretion not to issue a Notice to Proceed, the failure of Owner to issue the Notice to Proceed by the Outside Notice to Proceed Date;

the suspension of the Work in whole or in part by Owner for convenience;

an Owner Event of Default;

subject to Contractor’s fulfillment of its obligations in Section 2.9, Hazardous Materials existing at a Site in violation of Environmental Law and not brought on the Site by Contractor or any of its Subcontractors, excluding the presence at or in the Site of agricultural pesticides (or pesticide residues or constituents) in such quantities or concentrations as reasonably would be expected to be present on or in lands that are in active use and historically have been used as crop lands;

the discovery of an Unexpected Subsurface Condition;

delays to the achievement of required approvals for the BESS’s construction, or the interconnection of the BESS, to the extent such delay is caused by the Utility or Owner, or for reasons beyond the control of Contractor;

infrastructure improvements or system upgrades required by the Utility or Owner in connection with the interconnection of the BESS to the Transmission System that are not part of the Scope of Work;

material alteration of Contractor’s permitting costs, means, methods or standards for performing the Work directly caused and necessarily required by changes in applicable Laws after the Effective Date, except for changes known or which should have reasonably been anticipated by Contractor prior to the Effective Date and for any changes in applicable Laws related to immigration, labor, taxes, securities and investments, corporate structuring, or import/export Laws and regulations, regardless of when such changes become effective, all such risks being expressly assumed by Contractor; or

any delay in obtaining, or any failure to obtain, or the suspension, nonrenewal or cancellation of, any Governmental Authorization, or other problems associated with the issuance of any Governmental Authorization or the application therefor, provided such delay, failure to obtain, suspension, non-renewal or cancellation of such Governmental Authorization was not caused in whole or in part by the improper, negligent act or omission by Contractor or breach of this Agreement by Contractor.

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ARTICLE 7

INDEMNIFICATION.

7.1 Contractor’s General Indemnity.  Subject to Article 8, to the fullest extent permitted by Law, Contractor shall defend, indemnify and hold harmless, Owner, its subsidiaries and its Affiliates and each of their respective successors, assigns, officers, directors, shareholders, managers, members, partners, employees, representatives and agents (each, an “Owner Indemnified Party”) from and against any and all third party suits, actions, losses, damages, injuries, liabilities, claims, demands, penalties, assessments, interests and causes of action, expenses (including reasonable and documented attorney’s fees, of any character, type or description, including, but not limited to, all reasonable and documented expenses of litigation, court costs, and attorneys’ fees), for (a) bodily injury or death to any person, including employees of Contractor; (b) damage to any property; and (c) breach or violation of any obligation or duty of Contractor under this Agreement or under Law, and in each of the instances described in the preceding clauses, to the extent caused by the acts or omissions, negligence or willful misconduct or fraud of Contractor, its Subcontractors, agents or employees, provided that Contractor’s indemnity pursuant to this Section 7.1 shall be reduced in proportion to any acts or omissions, negligence or willful misconduct or fraud of any Owner Indemnified Party that contributed to cause such injury or damage. Contractor’s indemnification obligations hereunder are not limited by insurance coverage.  The Contractor’s obligations under this Section 7.1 shall terminate and expire in accordance with the applicable statute of limitations.  Contractor’s indemnity obligations under this Agreement shall apply even if due in part to any concurrent negligence or other fault, breach of contract or warranty, or strict liability without regard to fault of or by an Owner Indemnified Party.  Contractor’s indemnity obligation shall not be limited in any way by any limitation of amount or type of damages, compensation or benefits payable by or for Contractor under worker’s compensation acts, disability acts or other employee benefit acts.  Contractor specifically waives any immunity provided against this indemnity by any industrial insurance or workers’ compensation statute.

7.1.1 Contractor’s Specific Indemnity. Subject to Article 8, Contractor agrees to indemnify, defend and hold any Owner Indemnified Party harmless, from and against all fines, penalties, related costs and expenses, which are reasonable and documented, caused by the failure of Contractor or its Subcontractors to comply with all Laws and Permits in connection with the performance of the Work. Contractor’s indemnification obligations hereunder are not limited by insurance coverage.

7.1.2 Contractor’s Infringement Indemnity. Subject to Article 8, Contractor shall indemnify and hold harmless, all Owner Indemnified Parties from and against any and all third party suits, actions, losses, damages, claims or liability of any type or description, including, but not limited to, all reasonable and documented expenses of litigation, court costs and reasonable and documented attorneys’ fees, based upon any claim of infringement of any patent or other license or intellectual property right (whether by way of trademark or otherwise) resulting from a breach of Contractor’s representations and warranties contained in Section 5.1.5 hereof; provided, however, that Contractor shall have no indemnity obligation with respect to any actual or alleged infringement by any Materials. Upon notification by Owner or upon learning of the matter on its own accord, Contractor shall, without limitation, defend (subject to reasonable consultation with Owner) such action or claim at Contractor’s expense and pay the cost and damages and attorneys’ fees awarded against Owner in such action or claim. Contractor shall have the right to control the defense and settlement of all such actions or claims, provided that such settlement shall be subject to the consent of Owner if the settlement would result in further restrictions on Owner’s use of the Work or would result in greater cost to Owner to use the Work. Indemnification pursuant to this Section 7.1.2 shall not be predicated on Owner having made payment on the Work or Materials subject to such claim. In the event the apparatus or equipment, or any part thereof furnished hereunder as part of the Work, in such a suit or proceedings under this Section 7.1.2 is held to constitute infringement, and its use is enjoined, Contractor shall, at its option, and with Owner’s approval, and at its own expense, either: (a) procure for Owner the right to continue using said software, parts and components thereof; (b) replace it with non-infringing apparatus or equipment; or (c) modify it so it becomes non-infringing while retaining equivalent functionality.

7.1.3 Contractor’s Indemnity from Liens. Subject to Article 8, provided that each of the Parties has complied with their respective obligations hereunder, Contractor shall, indemnify and protect any Owner Indemnified Party from and against all claims, liens, charges or encumbrances pertaining to payment for the Work arising from the performance of the Work by Contractor or otherwise caused by any of its Subcontractors or any employee, agent or Affiliate of Contractor or any of its Subcontractors, which indemnity shall survive the termination of this Agreement, but only with respect to Work for which Owner has paid Contractor, and only to the extent of that payment.

7.1.4 Contractor’s Environmental Indemnity. Subject to Article 8, Contractor agrees to indemnify, defend and hold harmless, Owner Indemnified Party against and from any breach by Contractor of Contractor’s obligations under Section 2.9.

7.2 Owner’s Indemnity. Except as otherwise provided herein, Owner shall defend, indemnify, and hold harmless Contractor, its Affiliates and each of their respective successors, assigns, officers, directors, shareholders, managers, members, partners, employees, representatives and agents (each a “Contractor Indemnified Party”) from and against any and all third party suits, actions, losses, damages, injuries, claims, liabilities, demands, penalties, assessments, interests, causes of action, expenses (including reasonable and documented attorney’s fees, of any character, type, or description, including all actual expenses of litigation, court costs, and attorney fees), for bodily injury or death to any person, or damage to any property to the extent caused by the acts, omissions, negligence or willful misconduct or fraud of any Owner Indemnified Party, which act or omission arises out of or is connected with this Agreement or the transactions contemplated by this Agreement, provided that Owner’s indemnity pursuant to this Section 7.2 shall be reduced in proportion to any acts, omissions, negligence or willful misconduct or fraud of the Contractor Indemnified Party. Owner’s obligations under this Section 7.2 shall terminate and expire in accordance with the applicable statute of limitations.

7.2.1 Owner’s Environmental Indemnity. Subject to Article 8, Owner shall have liability for, and Owner agrees to indemnify, defend and hold harmless, each Contractor Indemnified Party harmless against and from any liabilities that arise from or are related to Owner’s obligations under Section 2.9 or, subject to Section 2.9.2, with respect to any pre-existing Hazardous Materials.

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7.3 Taxes. Contractor shall be responsible for and shall pay (or cause to be paid) all taxes imposed upon its net income associated with the Work, all payroll taxes of Contractor, and all import taxes, customs duties, tariffs and similar levies on its acquisition of Materials, including any applicable sales tax on all non-exempt equipment and materials. All other taxes, fees, levies, or other governmental charges of any kind arising in connection with the Work or any Materials procured or supplied hereunder shall be the exclusive responsibility of Owner, including property taxes. Contractor agrees to indemnify, defend, and hold harmless each Owner Indemnified Party against all taxes, penalties, and interest resulting from Contractor’s failure to remit properly taxes, fees, levies, or other governmental charges for which Contractor is responsible under this Section 7. 3. Owner agrees to indemnify, defend, and hold harmless each Contractor Indemnified Party against all taxes, penalties, and interest resulting from Owner’s failure to remit properly taxes, fees, levies, or other governmental charges for which Owner is responsible under this Section 7. 3. Contractor shall cooperate with Owner in its application for any tax-exempt certificates; and Contractor shall be entitled to rely on any tax exemption certificates, if any, for sales tax exemption on BESS-related equipment provided by Owner to Contractor prior to execution of this Agreement with respect to the Project. Among other things, the Contract Price has been established based on the availability and applicability of any sales tax exemptions for all Materials and Work (services) provided to the Project.

7.4 Notification. Each Party shall promptly notify the other in writing of any claims from any third party that may be covered by the indemnities set forth in this Article 7.

7.5 Proceedings. The indemnifying Party shall have sole charge and direction of the defense of any suit or proceeding based on any claim, demand, loss, damage, cause of action, suit on liability for which the indemnifying Party is responsible under any such Section, provided that no compromise or settlement thereof may be affected by the indemnifying Party without the indemnified Party’s consent (which shall not be unreasonably withheld, delayed, or conditioned). The indemnified Party shall give the indemnifying Party such assistance as the indemnifying Party may reasonably require in such defense and shall have the right to be represented in such defense by counsel of its own choice at its own expense. If the indemnifying Party fails to defend diligently such suit or proceeding, the indemnified Party may, in its reasonable discretion, either defend such suit or proceeding or settle the claim which is the basis thereof, without the consent of the indemnifying Party, without relieving the indemnifying Party of its obligations under this Article 7, as applicable, and in either case the indemnifying Party shall reimburse the indemnified Party for its expenses, court costs and reasonable and documented attorneys’ fees.

7.6 Affiliates. The waivers and disclaimers of liability, releases from liability, limitations and apportionments of liability and the protections of the indemnity and hold harmless obligations expressed in this Agreement shall extend to each Party and its Affiliates and its and their respective successors, assigns, officers, directors, shareholders, managers, members, partners, employees, agents and representatives.

7.7 Insurance Proceeds. Except as otherwise provided in this Article 7, in the event that a Party is obligated to indemnify and hold the other Party and its successors and assigns harmless under this Article 7, the amount owing to the indemnified Party will be the amount of the indemnified Party’s damages net of any “net insurance proceeds” received by the indemnified Party following a reasonable effort by the indemnified Party to obtain such insurance proceeds. “Net insurance proceeds” shall be the gross and actual insurance proceeds after deducting all reasonable and documented costs, fees and expenses incurred in recovering insurance proceeds.

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ARTICLE 8

LIMITATION OF LIABILITY.

8.1 NO CONSEQUENTIAL DAMAGES.  NEITHER OWNER NOR CONTRACTOR NOR ANY OF EITHER OF THEIR SUCCESSORS OR ASSIGNS, OR THEIR RESPECTIVE SHAREHOLDERS, PARTNERS, ASSIGNS, DIRECTORS, OFFICERS, AGENTS, EMPLOYEES, OR REPRESENTATIVES SHALL BE LIABLE TO THE OTHER FOR CONSEQUENTIAL, SPECIAL, EXEMPLARY, PUNITIVE, INDIRECT, OR INCIDENTAL LOSSES OR DAMAGES, INCLUDING FROM LOSS OF GOODWILL, OR INCREASED COST OF CAPITAL, AND LOSS OF PROFIT OR REVENUE, AND OWNER AND CONTRACTOR EACH HEREBY RELEASES THE OTHER AND EACH OF SUCH PERSONS FROM ANY SUCH LIABILITY. THE PARTIES AGREE THAT LIQUIDATED DAMAGES SHALL BE DEEMED DIRECT AND NOT INDIRECT OR CONSEQUENTIAL DAMAGES.

8.2 Limitation.  Notwithstanding anything to the contrary in this Agreement, it is agreed and understood that the total liability of Contractor under this Agreement, and this Agreement as it applies thereto, shall not in the aggregate exceed the Contract Price, or, if less, the amount tendered and paid to Contractor hereunder, whether or not such liability is claimed in contract, tort (including negligence and strict liability), warranty, or any other legal or equitable theory; provided, however, that there shall be no cap or limit on the liability of Contractor for (i) any fraud, willful misconduct or gross negligence on the part of Contractor or (ii) with respect to the indemnification obligations of Contractor pursuant to Article 7 that concern claims of third parties, or (iii) for any claims covered by or subject to any insurance obligations of Contractor under this Agreement.

ARTICLE 9

DEFAULT; REMEDIES.

9.1 Event of Default.  The occurrence of any one or more of the following events shall constitute an event of default (“Event of Default”) by a Party (the “Defaulting Party”):

9.1.1 A failure by a Defaulting Party to pay any amount due hereunder (except to the extent such amounts are being disputed in good faith) when, after notice by the other Party (the “Non-Defaulting Party”) to the Defaulting Party is delivered as indicated in Section 14.6 hereof, such failure is not cured by payment of the amount due within ten (10) Days after the date that such notice is received by the Defaulting Party;

9.1.2 Actual fraud or willful misconduct by the Defaulting Party in connection with this Agreement;

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9.1.3 Dissolution or liquidation of the Defaulting Party; provided that division into multiple entities shall not constitute dissolution or liquidation;

9.1.4 Assignment of this Agreement or any of its rights hereunder by the Defaulting Party for the benefit of its creditors;

9.1.5 The filing of a petition in voluntary bankruptcy or insolvency or for reorganization or arrangement of the Defaulting Party under the bankruptcy Laws of the United States or under any insolvency act of any jurisdiction, or the defaulting Party voluntarily taking advantage of any such Law or act by answer or otherwise.

9.1.6 The filing of an involuntary case in bankruptcy or any proceeding under any other insolvency Law against the Defaulting Party as debtor or its parent or any other Affiliate that could materially impact the Defaulting Party’s ability to perform its obligations hereunder; provided, however, that the Defaulting Party does not obtain a stay or dismissal of the filing within one hundred eighty (180) Days.

9.1.7 If any representation or warranty made by the Defaulting Party in this Agreement proves to have been false or misleading in any material respect when made or ceases to remain true during the term of this Agreement if such cessation would reasonably be expected to result in a material adverse impact on the Non-Defaulting Party, it shall constitute an Event of Default unless cured within sixty (60) Days after the date of written notice from the Non-Defaulting Party to the Defaulting Party.

9.1.8 Except as provided in Sections 9.1.1 or 9.1.7, a failure by the Defaulting Party to fully and promptly perform, and/or comply with, any of its obligations hereunder and continuation of such failure for a period of thirty (30) Days following the date of notice of such failure given by the Non-Defaulting Party to the Defaulting Party; provided, this provision does not apply to Contractor’s failure to meet the Project Schedule, such failure being addressed in Section 9.1.11 and Section 9.1.12 below.

9.1.9 The aggregate accrual by Contractor of liability for liquidated damages in an amount greater than the Contract Price.

9.1.10 The amalgamation or merger by Contractor with or into, or the transfer by Contractor of all or substantially all of its assets to, another Person, unless at the time of such amalgamation, merger or transfer, Contractor has provided written notice of such transaction to Owner, and the transferee or successor has accepted the assignment hereof by Contractor and has agreed to be bound as “Contractor” under this Agreement and such Person has assumed all of Contractor’s obligations under this Agreement.

9.1.11 A failure by Contractor to achieve Mechanical Completion within thirty (30) Days after the Guaranteed Mechanical Completion Date, subject to Section 6.1.3, unless such failure is excused under this Agreement due to, and only to extent of, an Owner Event of Default, a Material Event or otherwise as permitted in this Agreement.

9.1.12 A failure by Contractor to achieve Substantial Completion within forty (40) Days after the Guaranteed Substantial Completion Date, subject to Section 6.1.3, unless such failure is excused under this Agreement due to, and only to the extent of, an Owner Event of Default, a Material Event or otherwise as permitted under this Agreement.

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9.1.13 A failure by Contractor to achieve Final Completion within fifty (50) Days after the Guaranteed Final Completion Date, subject to Section 6.1.3, unless such failure is excused under this Agreement due to, and only to the extent of, an Owner Event of Default, a Material Event or otherwise as permitted under this Agreement.

9.1.14 Contractor ceases performing a substantial portion of its business, or a substantial portion of such business is suspended or is not being performed, whether voluntarily or involuntarily, that has a material adverse effect on Contractor’s ability to perform its obligations under this Agreement.

9.2 Remedies upon Event of Default.

9.2.1 Upon the occurrence of an Event of Default by the Defaulting Party, the Non-Defaulting Party shall have the following rights: (a) to terminate this Agreement by written notice to the Defaulting Party; (b) to suspend performance of its obligations and duties under this Agreement (other than payments then undisputedly due and payable) upon written notice to the Defaulting Party; and (c) to pursue any other remedy given under this Agreement or now or hereafter existing at Law or in equity or otherwise, including, in the case of Contractor, any remobilization costs incurred as a result of an Event of Default of Owner. In the event that Owner elects to terminate this Agreement, liquidated damages shall cease accruing against Contractor as of the date of termination, and Contractor shall be liable for all actual damages and costs incurred by Owner arising from the Default.

9.2.2 In addition to those remedies available to Owner pursuant to Section 9.2.1, in the event of an Event of Default of Contractor, Owner may, at its option, upon termination of this Agreement pursuant to Section 9.2.1, take possession of any or all Work and all such Materials (whether at the Site or otherwise) for which Owner has paid Contractor in accordance with the provisions of Article 3. If Owner makes such election, Contractor shall assign and transfer to Owner in an expedited fashion all of Contractor’s right, title in and interest to Contractor’s contracts with its Subcontractors (including all of the warranties and guarantees (and all claims thereunder)) with respect to the Materials or any other part of the Project that have been paid by Owner or for which title has passed to Owner. In the event of any termination of this Agreement pursuant to this Section 9.2.2, Owner may, without prejudice to any other right or remedy it may have, at its option, finish the Work by whatever method Owner may deem necessary and appropriate (subject to Section 9.4). Owner shall thereafter have the right to actual damages from Contractor in the sum of the costs incurred by Owner that exceed the Contract Price to finish the Work, and other actual damages flowing from the Event of Default.

9.3 Exclusive Remedy. Notwithstanding the foregoing remedies set forth in Sections 9.2.1 and 9.2.2 or elsewhere in this Agreement, with respect to any Contractor default or breach for which an exclusive remedy is expressly provided in this Agreement, Owner shall be limited to such exclusive remedy as set forth in Section 2.5 (for delays) and Article 12 (for breach of Work Warranty), however Owner shall retain its rights and remedies as set forth in Section 9.2.1 and 9.2.2 in the event Contractor has defaulted as set forth in Sections 9.1.9, 9.1.11,9.1.11 and Section 9.1.12.

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9.4 Duty to Mitigate. Each Party agrees that it has a duty to mitigate damages and covenants that it will use reasonable efforts to minimize any damages it may incur as a result of the other Party’s performance or non-performance of this Agreement. Notwithstanding the foregoing, nothing herein shall reduce, diminish, or replace each Party’s respective duty to mitigate under applicable Law (if any). Contractor shall use commercially reasonable efforts to mitigate all costs and losses resulting from the termination, including but not limited to canceling orders where possible without penalty, reselling or redeploying Materials and equipment, reassigning personnel, and negotiating waivers or reductions of cancellation fees with Subcontractors. Any failure to mitigate shall reduce the amounts payable hereunder accordingly. After receipt of any notice of potential termination or if Contractor has reason to believe termination is likely, Contractor shall not enter into any new commitments or orders without Owner’s prior written consent.

9.5 Owner’s Right to Suspend.

9.5.1 In addition to any other right that Owner may have under this Agreement or at Law, Owner may, at any time after no less than ten (10) Days’ written notice to Contractor specifying the effective date of the suspension, require Contractor to suspend the Work, or any portion thereof. Upon receipt of such notice, Contractor will take reasonable steps to suspend the Work as soon as reasonably possible and to secure the Site for the expected period of the suspension. Owner shall remain liable for all costs and expenses incurred by Contractor through the effective date of suspension, and all other amounts due to Contractor under this Agreement, if any, including any demobilization, standby, and remobilization costs, whether or not Owner instructs Contractor to resume work, all subject to the provisions of this Section 9.5. A single suspension event shall not exceed sixty (60) consecutive Days or one hundred (180) Days in the aggregate. Without limiting this Section 9.5.1, if the suspension exceeds either of these, such suspension shall be deemed a termination for convenience by Owner in accordance with Section 9.6.

9.5.2 Upon providing written notice under Section 9.5.1, Owner shall promptly arrange to discuss with Contractor the specific requirements of the suspension and whether or not Owner anticipates that demobilization, remobilization or idle equipment or personnel will occur as a result of the suspension.

9.5.3 Upon receiving notice under Section 9.5.1, Contractor shall discontinue the Suspended Work, place no further purchase orders or subcontracts with respect to the Suspended Work, and promptly make reasonable efforts to obtain suspension terms satisfactory to Owner with respect to all purchase orders, subcontracts, supply contracts and rental agreements related to the Suspended Work. Contractor shall continue to perform all other portions of the Work which have not been suspended by Owner, if any.

9.5.4 Where requested by Owner, Contractor shall inform Owner of:

the number of Contractor’s Personnel made idle by the suspension;

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the labor costs resulting from Contractor’s Personnel made idle by the suspension;

transportation costs for Contractor’s Personnel released during the suspension;

the equipment made idle and associated equipment costs resulting from the suspension; and

any other costing, labor, Material or equipment information relating to the suspension that Owner may require.

9.5.5 Owner may at any time authorize resumption of the Suspended Work or any part thereof, by giving Contractor reasonable notice specifying the part of the Suspended Work to be resumed and the effective date of such resumption. To the extent commercially reasonable, Contractor shall resume the Suspended Work on the date and to the extent specified in the notice.

9.5.6 Contractor shall use, as appropriate in Contractor’s sole discretion, its employees, equipment and Materials in such manner, and take such other steps as may be necessary or desirable to minimize the costs associated with the Suspended Work. During the period of Suspended Work, Contractor shall secure and protect the Suspended Work and all materials and equipment to be used or incorporated therein.

9.5.7 In the event of any suspension of the Work pursuant to this Section 9.5, the Guaranteed Completion Dates shall be equitably extended for at least as many Days as the Work has been suspended and such additional period as necessary to allow for reasonable site mobilization.

9.5.8 Owner reserves the right to select the date that Contractor shall schedule energization or initial synchronization of the BESS with the Transmission System after the BESS has achieved Mechanical Completion. Owner shall take all commercially reasonably steps to coordinate with Contractor and to schedule such energization or initial synchronization to minimize impact on Contractor. If the requested date would not be more than ten (10) Business Days after the date scheduled for initial energization in the Project Schedule, then such request from Owner shall not constitute a suspension of Work under this Section 9.5 or a delay beyond the control of Contractor entitling Contractor to a Change Order.

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9.6 Owner’s Termination for Convenience. Owner may terminate this Agreement at any time upon fifteen (15) Days written notice to Contractor, without further liability except as provided herein. If Owner exercises its termination right under this Section 9.6, as Contractor’s sole remedy for payment of the Work for such termination, Owner shall pay to Contractor (i) the corresponding value of the full Contract Price for all Work satisfactorily completed and accepted and all partial Work in progress accepted in accordance with this Agreement prior to the effective date of termination (determined in accordance with the Capital Cost Breakdown in Exhibit D), (ii) if Owner is not cancelling the Project but instead self-completing or hiring a substitute contractor, the amount equal to ten percent (5%) of the total Contract Price less the amounts paid to Contractor under this Agreement as of the termination date (excluding amounts paid pursuant to this Sections 9.6, Contractor’s demobilization costs and associated labor time), and (iii) any reasonable, documented third party costs incurred by Contractor in connection with Contractor’s performance under this Agreement, including cancellation fees associated with cancelling and terminating Subcontractors; provided that such demobilization costs shall not exceed two percent (2%) of the Contract Price in the aggregate, (iv) the reasonable, documented direct costs actually incurred by Contractor for Materials properly ordered and delivered prior to the termination notice and not reasonably usable on other projects (net of any salvage or resale value). Upon such termination, Owner may, at its option, upon payment to Contractor for all amounts for all Work and Materials procured or performed as of the effective date of termination, take possession of the Project and any or all Work and all such Materials (whether at the Site or otherwise). If Owner makes such election, Contractor shall assign and transfer to Owner all of Contractor’s right, title in and interest to Contractor’s contracts with its Subcontractors (including all of the warranties and guarantees (and all claims there under, except to the extent a claim relates to a liability of Contractor that is not being released)) with respect to the Materials or any other part of the Project. Any amounts paid shall not include any costs incurred by Contractor after the effective date of termination that Contractor reasonably could have mitigated. In no event shall the aggregate payments under this Section 9.6 exceed the unpaid balance of the Contract Price plus [3]% of the Contract Price for items (iii) and (iv) combined.

9.7 Contractor’s Right to Suspend Work Upon Owner Payment Event of Default; Certain Payment Disputes. In the event that (a) Owner has not paid an undisputed portion of an Invoice within fifteen (15) Days after the due date for such Invoice, Contractor may, after giving written notice to Owner of such late payment, suspend the Work, or any portion thereof. Contractor shall resume the suspended Work within three (3) Days of the date that Owner makes such payment, and shall use its employees, equipment and Materials in such manner, and take such other steps as may be necessary or desirable to minimize the costs associated with the suspended Work. During the period of suspended Work, Contractor shall secure and protect the suspended Work and all materials and equipment to be used or incorporated therein. For any period of time that Contractor is permitted to suspend the Work pursuant to this Section 9.7, Contractor shall be granted an equitable extension to all relevant time periods under this Agreement, including the Guaranteed Completion Dates, based upon the impacts that such suspension has to the Project Schedule.

9.8 Claim Submission and Audit Rights. Within [45] days after the effective date of termination, Contractor shall submit to Owner a detailed, certified termination claim supported by invoices, receipts, subcontracts, purchase orders, and other documentation reasonably necessary to substantiate all claimed amounts. Owner shall have the right, upon reasonable notice, to audit Contractor’s books and records relating to the claimed costs (including Subcontractor records) for a period of [12-24] months following payment. If any audit reveals overcharges or unsubstantiated amounts, Contractor shall promptly refund such amounts plus interest at [prime rate plus 2%]. Both Parties agree that any termination claims shall be subject to the covenant of good faith and fair dealing.

9.9 Dispute on Termination. Any disputes regarding the termination payment shall be resolved in accordance with Article 11 (Dispute Resolution). Pending resolution, Owner may pay undisputed amounts and place disputed amounts in escrow with a mutually agreed third-party escrow agent.

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ARTICLE 10

FORCE MAJEURE.

10.1 Definition.

10.1.1 “Force Majeure Event” means, subject to Section 10.1.3, any act or event that delays or prevents a Party from performing all or a portion of its obligations under this Agreement, or from complying with all or a portion of the conditions under this Agreement if such act or event, despite the exercise of reasonable efforts, cannot be avoided by and is beyond the reasonable control of and without the fault or negligence of the Party relying thereon as justification for such delay, nonperformance, or noncompliance.

10.1.2 Without limiting the generality of the foregoing, so long as the following events satisfy the requirements set forth in Section 10.1.1, a Force Majeure Event may include, subject to Section 10.1.3: (i) natural phenomena, such as storms, tornadoes, hurricanes, floods, lightning, and seismic activity, including earthquakes and volcanic eruptions; (ii) explosions or fires arising from lightning or other causes unrelated to the acts or omissions of the Party seeking to be excused from performance; (iii) acts of war or public disorders, civil disturbances, riots, insurrection, sabotage, epidemic, terrorist acts, or rebellion; (iv) national or regional strikes or national or regional labor disputes; (v) action or failure to act by a Governmental Authority, including a moratorium on any activities related to this Agreement and the failure to signoff, approve or inspect the Work, provided that Contractor has performed the Work (a) in compliance with all Law, and (b) in accordance with the terms of this Agreement and sought the signoff, approval and inspection of the Work, in a diligent manner, using commercially reasonable efforts, and in accordance with Prudent Industry Practice; (vi) any unreasonable delays to the extent caused by Owner in reviewing, requesting changes to and/or commenting on, any of the plans, specifications, designs, processes or other similar documents with respect to such Work; (vii) any environmental, health or safety condition, occurrence or event (including the presence or release of any Hazardous Materials) that causes the one Project or the Site to be shut down, but only where the Party requesting relief was not responsible in whole or in part for the shutdown of the Project or Site; and (viii) any military action or action by any Governmental Authority that restricts or limits access to the Site beyond what is contemplated in this Agreement. Furthermore, it is expected that Owner will notify Contractor of any event that may cause such a shut down.

10.1.3 Notwithstanding the foregoing, the term Force Majeure Event does not include (i) economic hardship or lack of funds, (ii) changes in market conditions, including a general deterioration in the economy or in the economic conditions prevalent in the industry which the Party operates, (iii) inability of Contractor to obtain labor, materials, supplies or equipment to design or construct the Project, equipment failures or acts or omissions of agents or Subcontractors of Contractor, except to the extent such acts or omissions arise solely from a Force Majeure Event, (iv) any act, event or condition if and to the extent the Party claiming a Force Majeure Event has caused or contributed to the applicable act, event or condition by its fault or negligence or has failed to use commercially reasonable efforts to prevent or remedy such act, event, cause or condition and, so far as possible and within a reasonable time period, remove it; (v) any act, event or condition if such act, event, cause or condition is the result of a breach by the Party claiming a Force Majeure Event of a Governmental Authorization or of any Laws; (vi) any non-national Site-specific strike or labor action; or (vii) utility power outages. Force Majeure may extend time, but shall not entitle Contractor to an increase in the Contract Price.

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10.2 No Liability if a Force Majeure Event Occurs. Except as otherwise set forth in this Agreement, neither Party shall be considered in breach or default of this Agreement and both Parties shall be excused from their obligations hereunder if and to the extent that any failure or delay in the Party’s performance of one or more of its obligations hereunder is caused by a Force Majeure Event. The occurrence and continuation of a Force Majeure Event shall not suspend or excuse the obligation of a Party to make any payments due hereunder. Without limitation, each of the Guaranteed Completion Dates shall be equitably extended, and the Project Schedule updated accordingly, upon the occurrence of a Force Majeure Event that interrupts or suspends the progress of the Work in accordance with Section 6.1.

10.3 Notice; Due Diligence.

10.3.1 Force Majeure Notice. A Party claiming a Force Majeure Event (“Claiming Party”) shall bear the burden of establishing such Force Majeure Event to the reasonable satisfaction of the other Party. The Claiming Party shall: (i) provide oral notice as promptly as practicable followed by written notice to the other Party (“Non-Claiming Party”) within five (5) Business Days after the Claiming Party becomes aware of such Force Majeure Event, giving a reasonably detailed written explanation of the event, an estimate of its expected duration and probable effect on the performance of that Party’s obligations hereunder; (ii) use commercially reasonable efforts to remedy the condition that prevents performance and to mitigate the effects of same in order to continue to perform its obligations under this Agreement; and (iii) provide the Non-Claiming Party with written status reports at least weekly of all efforts to mitigate and remedy the Force Majeure Event and the expected remaining duration of its inability to perform hereunder.

10.4 Termination due to Force Majeure Event. If a Force Majeure Event prevents Contractor from performing its obligations under this Agreement for twelve (12) months or longer, Owner may terminate this Agreement at any time upon thirty (30) Days written notice to Contractor. Upon any termination under this Section 10.4, Owner shall pay Contractor (i) the value of all Work performed and partial Work in progress, (ii) the cost of all Materials delivered to the Site and all Materials properly ordered or committed and not reasonably cancelable, (iii) Contractor’s reasonable, documented demobilization and site-security costs, and (iv) reasonable, documented third-party cancellation, termination, and restocking cost.

ARTICLE 11

DISPUTE RESOLUTION.

11.1 Governing Law; Jurisdiction.  This Agreement is governed by and shall be interpreted in accordance with the Laws of the State of Texas, without regard to principles of conflicts of Law.  Except as set forth in Section 11.2, any legal claim, suit, proceeding, or action hereunder shall be brought in a court of competent jurisdiction located in the State of Texas.  By execution and delivery of this Agreement, each of the Parties hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts and appellate courts lying therein.  EACH PARTY WAIVES ITS RESPECTIVE RIGHT TO ANY JURY TRIAL WITH RESPECT TO ANY LITIGATION ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT.

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11.2 Dispute Resolution.  In the event of any dispute arising under this Agreement, within ten (10) Days following receipt of written notice from either Party identifying such dispute, the Parties shall meet, negotiate and attempt, in good faith, to resolve the dispute quickly, informally and inexpensively.  If the Parties are unable to resolve a dispute arising hereunder within the later of (i) ten (10) Days of initiating such discussions, and (ii) fifteen (15) Days after notice of the dispute, either Party may seek any and all remedies available to it at Law or in equity; provided however that if the dispute is a Technical Dispute, the Parties agree that, before either Party may seek any and all remedies available to it at Law or in equity, Section 11.3 shall apply.

11.3 Technical Dispute.   If the Parties are unable to resolve a Technical Dispute among themselves to their respective satisfaction, the Parties agree to cooperate in good faith to nominate an independent expert to be mutually agreed upon by the Parties to review and analyze the Technical Dispute and offer a confidential, non-binding, written opinion to the Parties on the matter.  Each Party shall promptly provide, at its own cost, such data and information as it deems reasonably necessary to resolve the Technical Dispute to the independent expert and to the other Party.  The independent expert may conduct telephone or other discussions with the Parties in joint sessions as part of the evaluation of the matter.  All information and documents submitted to the independent expert shall be treated as confidential and submitted/presented in good faith as if they were part of a confidential mediation process under applicable Law.  The independent expert shall issue its written opinion in the matter within fifteen (15) Days of the final submissions.  The Parties are free to accept, reject or modify the written opinion in their discretion to attempt to resolve the Technical Dispute.  If the Parties are not able to resolve the Technical Dispute through this process in its entirety, the submissions, discussions and written opinion shall remain confidential as they were part of a mediation conducted under applicable Law.  For the purposes of this Agreement, a “Technical Dispute” shall mean a dispute regarding whether the BESS conforms to the technical specifications in the Agreement, whether the relevant part of the Site meets the required site characteristics, whether the performance or commissioning tests contemplated by the Agreement have been satisfied, and any other Disputes of a technical or engineering nature. All Technical Disputes shall be resolved on an accelerated basis.

11.4 Attorneys’ Fees.  If any legal action is brought for the enforcement of this Agreement or because of an alleged dispute, default, misrepresentation, or breach in connection with any of the provisions of this Agreement, each Party shall be responsible for its own attorneys’ fees and costs.  Notwithstanding the foregoing, in the event any legal action is brought to enforce a final, non-appealable judgment, order or decision by a court of competent jurisdiction secured by one Party against the other Party arising out of a dispute in this Agreement, the prevailing Party in such legal action shall be entitled to recover reasonable attorney’s fees and costs in connection with such action.

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ARTICLE 12

WARRANTIES.

12.1   Work Warranty.

12.1.1 Work Warranty. Contractor warrants during the Work Warranty Period (defined below) that:

the Work (which includes, for the absence of doubt, the Operations and Maintenance Manual and all work performed under any LNTP), shall be free from defects in design, materials, assembly, and workmanship (including defects and damage caused by uneven ground settling and frost heave) and shall be performed in a good and workmanlike manner;

the Materials (which includes, for the absence of doubt, materials installed under any LNTP), shall be new, unused, and undamaged when installed;

the Work and Materials shall be in compliance with the requirements of this Agreement (including but not limited to (i) the specifications of any relevant manufacturer of equipment or materials included in the Work, (ii) the requirements set forth in the Contractor Tests and Performance Criteria, (iii) any requirements of the manufacturers of all Materials and (iv) Section 2.2.5(a));

the Work and Materials shall be in compliance with all Laws, including Environmental Laws;

the Work and Materials shall be suitable for use under normal operating conditions;

the Work and Materials shall be in compliance with the Site Requirements (as applicable);

the completed Work and Materials shall perform the intended function as a complete, integrated battery energy storage system as is described in the Scope of Work; and

 the Work and Materials shall be otherwise in compliance with the standard of performance set forth in this Agreement, including all Exhibits attached thereto.

Collectively, (a) through (h) above are the “Work Warranty.”

12.1.2    Work Warranty Period.  The Work Warranty shall commence on the Substantial Completion Date and shall continue until and expire upon the third (3nd) anniversary of the Substantial Completion Date, or such longer period as required by applicable Law (such applicable period, the “Work Warranty Period”); provided, however, that if Work is repaired or replaced pursuant to the Work Warranty, then the Work Warranty Period with respect to such component shall continue until the later of (i) the expiration of the Work Warranty Period or (ii) three (3) years from the date of completion of such repair or replacement; provided, further, in no event shall the warranty period for repaired or replaced Work extend for a period that is longer than one year after the expiration of the Work Warranty Period.  Contractor and Owner shall conduct a review of the Project sixty (60) Days prior to the expiration of the Project’s Work Warranty Period to determine if there are any items to be repaired or replaced prior to the end of the Project’s Work Warranty Period.  Nothing herein is intended, and shall not be construed, to shorten the period within which Owner may file an action pursuant to Law.

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12.1.3 Correction of Deficiencies. If any failure or breach of the Work Warranty occurs prior to the end of the Work Warranty Period, upon written notice from Owner or upon Contractor otherwise becoming aware of such failure or breach, so long as such notice or awareness occurs prior to the end of the Work Warranty Period, Contractor, at its sole cost and expense (including the cost of materials, transportation, labor and equipment), shall as soon as reasonably practicable, repair or replace the Work and Materials, or take some other corrective action to cause the Work and Materials to conform to the Work Warranty and remedy all other resultant damage to the Project in accordance with the requirements of this Agreement.

12.1.4 Manufacturer Warranties.

Owner Request. During the Work Warranty Period, without limiting or expanding the Work Warranty, Owner may elect by providing written notice to Contractor, for Contractor to enforce in the name and on behalf of Owner all manufacturer and other warranties relating to the Materials.

Contractor Request. To the extent any Manufacturer Warranty or other warranty provided by the manufacturer of any Material applies to, or would cover, any claim under the Work Warranty, Owner will assign, to the extent necessary and if requested by Contractor, to Contractor any Owner rights under the applicable Manufacturer Warranty or manufacturer warranty for the purpose of fulfilling Contractor’s obligations with respect to the Work Warranty claim; provided, however, said assignment would not adversely impact or impair Owner’s rights or remedies associated with the Work Warranty claim, and Contractor shall have the right to enforce the applicable Manufacturer Warranty or manufacturer warranty solely for the purpose of fulfilling the Work Warranty; provided further that in no event shall Contractor be relieved from performing its obligations under its Work Warranty.

12.1.5 Exclusions from Work Warranty.

The Work Warranty set forth in this Section 12.1 shall not apply to (i) damage to any equipment or portion of the Project to the extent such damage is caused by (1) Owner’s failure to operate and maintain such equipment or Project in accordance with the Operations and Maintenance Manual (other than failure to comply with obvious errors in such Operations and Maintenance Manual); (2) the use of parts in the repair or maintenance of such equipment or Project that are not in accordance with the Operations and Maintenance Manual; provided that, if Contractor or its Affiliates is required to operate, maintain, repair or replace Project equipment in accordance with the Operations and Maintenance Manual or otherwise, pursuant to and during the term of a Service Agreement with Owner, the exclusions under this Section 12.1.4 shall not apply to the extent of acts or failures by Contractor or its Affiliates in the performance of the Service Agreement; (3) any Force Majeure Event; or (4) a casualty event covered by any applicable insurance; or (ii) normal operating consumables or items that require replacement due to normal wear and tear (other than as a result of a failure under the Work Warranty). Contractor’s assignment of all Manufacturer Warranties to Owner at Substantial Completion shall in no manner negate Contractor’s Work Warranty obligations.

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Notwithstanding any condition on or exclusion from the validity or effectiveness of the Work Warranty, in no event shall any such warranty condition or exclusion apply to any action (or any failure to act where a duty or obligation to act is imposed by this Agreement) by Contractor (or any of its representatives, agents, employees or Subcontractors) in violation of this Agreement, or to any action or failure to act by Owner (or any of its representatives, agents, employees or Subcontractors) acting under the supervision or at the instruction of Contractor (or any of its representatives, agents, employees or subcontractors), including in conformance or compliance with the Operations and Maintenance Manual. Any operation, maintenance or service of the Project performed by a Person who is certified and licensed, as necessary, and performs in conformance with the Operations and Maintenance Manual, the manufacturers’ specifications, and Prudent Industry Practices, shall not invalidate or otherwise be grounds for an exclusion from the validity or effectiveness of the Work Warranty.

THE WARRANTIES SET FORTH IN THIS AGREEMENT ARE EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, FOR CONTRACT PERFORMANCE, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR OTHERWISE. THERE ARE NO OTHER WARRANTIES, AGREEMENTS, ORAL OR WRITTEN, OR UNDERSTANDINGS WHICH EXTEND BEYOND THOSE SET FORTH IN THIS AGREEMENT WITH RESPECT TO THE WARRANTED WORK, MATERIALS AND EQUIPMENT AND THE PROJECT.

Owner’s right to have Contractor perform the warranty service or to exercise the express rights given to Owner under this Article 12 during the Work Warranty Period shall be Owner’s sole and exclusive remedy and Contractor’s sole and exclusive liability for any defect, damage, deficiency in the Work, or breach or violation of the Work Warranty after Substantial Completion.

12.2 Manufacturer Warranties. Owner and Contractor shall agree on those Materials that Contractor shall procure with manufacturer warranties longer than the Work Warranty Period (“Manufacturer Warranties”), which shall be set forth on Exhibit F. Upon the earliest of (i) achievement of Substantial Completion, (ii) the Guaranteed Final Completion Date or (iii) termination of this Agreement by Owner, Contractor does hereby irrevocably sell, transfer, assign, convey, set over and deliver to Owner all of Contractor’s rights, title and interest in, to and under the warranties for those Materials set forth in on Exhibit F. Upon the date on which the assignment takes effect, Contractor will sign such acknowledgements, obtain written consents and acknowledgments from the manufacturers and provide other documentation that Owner reasonably requests to ensure that such assignment is effectuated. Notwithstanding the foregoing, Owner shall take all action as may be reasonably required to allow Contractor to reserve the right to enforce such Materials warranties for the benefit of Owner pursuant to Section 12.1.4.

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ARTICLE 13

INSURANCE

13.1 Contractor Acquired Insurance. Contractor, at its own expense, shall procure and maintain in full force and effect the following types of insurance.

13.1.1 Commercial General Liability Insurance.

Commercial General Liability with one million Dollars ($1,000,000) per occurrence, two million Dollars ($2,000,000) general aggregate and two million Dollars ($2,000,000) in the aggregate for products and completed operations.

Such insurance shall include, but not be limited to contractual liability encompassing the indemnity provisions of this Agreement (subject to the policy terms and conditions) personal injury, explosion and collapse. Coverage is required to be written on an occurrence form.

Such insurance shall provide a separation of insureds clause with no exclusions for cross-liability clause and be primary and not excess or contributing to any other liability insurance carried by Owner.

13.1.2 Workers’ Compensation/Employer’s Liability Insurance.

Contractor shall maintain statutory limits for Worker’s Compensation to the extent required by Law, during the entire time that any persons are Employed by them on the Site in connection with the Project.

Contractor shall maintain Employer’s Liability in the amount of one million Dollars ($1,000,000) each accident, one million Dollars ($1,000,000) disease policy limit and one million Dollars ($1,000,000) disease each employee.

13.1.3 Commercial Automobile Liability Insurance. Automobile Liability insurance in respect of all Contractor owned or hired vehicles used on public highways or in any circumstances such as to be liable for compulsory motor insurance in accordance with Law of the State in which the work is being performed. The limit of liability shall not be less than one million Dollars ($1,000,000) combined single limit for all owned, non-owned and hired vehicles. This provision shall not apply to any personal vehicles of Contractor or Contractor’s Personnel to the extent that they are not being used for any aspect of the Work, beyond provided transportation to and from the Site.

13.1.4 Umbrella/Excess Liability Insurance. Umbrella or Excess Liability insurance is required with a limit of five million Dollars ($5,000,000) per occurrence and in the annual aggregate in excess of the limits of insurance provided in Sections 13.1.1, 13.1.2 (with respect to employer’s liability) and 13.1.3.

13.1.5 Professional Liability Insurance. The Contractor, by and through the applicable Subcontractor or Supplier performing professional services in connection with the Project, shall provide Professional Liability insurance with limits not less than five million Dollars ($5,000,000) each claim and five million Dollars ($5,000,000) in the aggregate. Such policy shall be maintained for not less than three (3) years after the Final Completion Date. To the extent such coverage is provided on a “claims-made” basis and the retroactive date is changed or such coverage is not renewed, Contractor shall mandate that the applicable Subcontractor or Supplier purchase an extended reporting period for the difference between three (3) years after the Final Completion Date and any subsequent renewals of coverage. Evidence of such insurance in force on an annual basis shall be in the form of a certificate of insurance.

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13.1.6 Limit Increase. It is specifically understood and agreed that Owner shall have the right to submit, from time to time, in writing to Contractor, a request that one or more coverage line limits be increased; provided Owner provides Contractor with a reasonable justification for said request and such increase is reasonably consistent with Prudent Industry Practices. Contractor shall take all reasonable requests under consideration and comply by submitting a revised Certificate of Insurance to Owner evidencing the limit increases. Owner shall pay Contractor for any additional costs incurred by Contractor to procure the increased limits.

13.2 Waiver of Subrogation. All policies shall provide for waiver of subrogation rights against Owner and its assigns, subsidiaries, Affiliates, directors, officers and employees, and of any right of the insurers to any set-off or counterclaim or any other deduction, whether by attachment or otherwise, in respect of any liability of any such Person insured under any such policy. Contractor releases, assigns and waives any and all rights of recovery against Owner and all its Affiliates, subsidiaries, employees, successors, permitted assigns, that Contractor may otherwise have or acquire in or from or in any way connected with any loss covered by policies of insurance maintained or required to be maintained by Contractor pursuant to this Agreement or because of deductible clauses in or inadequacy of limits of any such policies of insurance. Each of Contractor’s Subcontractors shall be required to provide a waiver of subrogation against Owner, to the extent that this coverage is reasonably available in the market.

13.3 Evidence of Insurance. Evidence of insurance required under Section 13.1 in the form of certificate of insurance shall be furnished by Contractor to Owner no later than ten (10) Days after the execution of this Agreement. All such insurance (other than Section 13.1.2) shall be maintained and endorsed to Owner as additional insured. Such insurance policies shall be fully paid or expressly provide that Owner shall have no liability for premiums. Such insurance policies shall, at minimum, provide a separation of insureds clause with no exclusions for cross-liability applying to liability policies. All insurance required by Contractor shall be primary and not excess to or contributing with any insurance or self-insurance maintained by Owner, and contain a provision that the policies may not be canceled or changed without at least thirty (30) Days or, in the case of nonpayment of premium, ten (10) Days prior written notice given to Owner.

13.4 Insurance Coverage. All amounts of insurance coverage under this Agreement are required minimums. Contractor shall be solely responsible for determining the appropriate amount of insurance, if any, in excess thereof. Contractor shall be responsible for the deductible on all policies required herein.

13.5 Failure to Maintain Insurance. If at any time the insurance to be provided by Contractor hereunder shall be reduced or cease to be maintained, then (without limiting the rights of Owner hereunder in respect of any default that arises as a result of such failure), Owner may if such default continues after five (5) Business Days’ notice to Contractor, at its option maintain the insurance required hereby, other than the insurance required to be provided by Contractor’s Subcontractors in accordance with Section 13.6, and, in such event, Owner may withhold the cost of insurance premiums expended for such replacement insurance from any payments to Contractor.

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13.6 Subcontractor’s Insurance; Scope of Coverage. Contractor shall require such liability and workers’ compensation/employer’s liability insurance of its Subcontractors who perform services at the Project as shall be reasonable and in accordance with Prudent Industry Practices in relation to the Work or other items being provided by each such Subcontractor. Contractor remains fully responsible for all of its consultants and Subcontractor’s work, actions and performance of duties while on the Site, except as expressly provided otherwise in this Agreement.

ARTICLE 14

MISCELLANEOUS.

14.1 Assignment.

14.1.1 General Prohibition on Assignments. Except as provided below, neither Owner nor Contractor may voluntarily assign its rights nor delegate its duties under this Agreement, or any part of such rights or duties, without the written consent of the other Party. Neither Owner nor Contractor will unreasonably withhold, condition or delay any requested consent to an assignment that is allowed by the terms of this Agreement. Any such assignment or delegation made without such written consent or in violation of the conditions to assignment set out below shall be null and void. Notwithstanding the foregoing, nothing in this Section 14.1.1 shall prohibit Contractor from subcontracting all or any portion of the Work hereunder in accordance with the provisions of this Agreement (provided, that no such subcontracting shall relieve Contractor of any obligation hereunder).

14.1.2 Assignment by and Change of Control of Owner or Contractor.

Owner may (i) without the consent of Contractor (and without relieving Contractor from liability hereunder) but with written notice to Contractor, transfer or assign this Agreement in whole or in part to: (A) an Affiliate of Owner; (B) any Person succeeding to all or substantially all of the assets of every Project or of Owner (whether voluntary or by operation of Law); or (ii) with the consent of Contractor (which consent shall not be unreasonably withheld, conditioned or delayed), transfer or assign this Agreement to a Qualified Assignee; provided, however, that in each such case, any such assignee shall agree in writing to be bound by the terms and conditions hereof.

Contractor may, with the consent of Owner (and without relieving itself from liability hereunder) which shall not be unreasonably withheld, transfer or assign this Agreement to: (i) an Affiliate of Contractor; or (ii) any Person succeeding to all or substantially all of the assets of Contractor (whether voluntary or by operation of Law); provided, however, that in each such case, any such assignee shall agree in writing to be bound by the terms and conditions hereof.

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14.2 Entire Agreement; Integration. This Agreement and the Exhibits attached hereto constitute the entire agreement and understanding between Owner and Contractor with respect to the subject matter of this Agreement and supersede all other prior agreements relating to the subject matter hereof, which are of no further force or effect. The Exhibits attached hereto are integral parts hereof and are made a part of this Agreement by reference.

14.3 Amendments. This Agreement may only be amended, modified or supplemented by an instrument in writing executed by duly authorized representatives of Owner and Contractor; provided, that, for the avoidance of doubt, this Agreement may not be amended by electronic mail communications.

14.4 Severability. In the event that any provision of this Agreement is unenforceable or held to be unenforceable, the Parties agree that all other provisions of this Agreement have force and effect and shall not be affected thereby. The Parties shall, however, use their best endeavors to agree on the replacement of the void, illegal or unenforceable provision(s) with legally acceptable clauses which correspond as closely as possible to the sense and purpose of the affected provision and this Agreement as a whole.

14.5 Notices. Any notice required or permitted to be given under this Agreement shall be given in writing and shall be deemed effectively given (i) upon personal delivery, (ii) two (2) Business Days after deposit with a nationally recognized overnight delivery service, or (iii) when transmittal is confirmed by return facsimile or electronic mail if transmitted by facsimile. All notices shall be delivered to the addresses set forth below or to such other address as a Party may designate by ten (10) Days’ prior written notice to the other Party.

If to Owner:

YABUCOA BESS LLC

100 Crescent Court, 7th Floor, Dallas, TX 75201

Attn: Legal Team

Email: xan.moore@xmsolarfinance.com

If to Contractor:

SOLARMAX RENEWABLE ENERGY PROVIDER, INC.

3080 12th ST. Riverside, CA.92507

Attn: Legal Department

Email: lzheng@solarmaxtech.com

14.6 Representatives. The representatives of the Parties and the for purposes of administering this Agreement with respect thereto, shall be as follows:

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Contractor Representative. Contractor hereby appoints the person indicated below as its Representative, who, unless otherwise indicated in writing by Contractor, will be authorized to represent it in all respects regarding this Agreement (“Contractor Representative”). Contractor may replace its Representative under this Agreement at any time by notifying Owner of such replacement.

Contractor Representative: Derek Li

Email: dli@solarmaxtech.com

Phone: 951-300-0788 ext. 5506

Owner Representative. Owner hereby appoints the person indicated below as its Representative to act as the supervisor of this Agreement on Owner’s behalf (the “Owner Representative”). Owner Representative may be replaced by Owner during the performance of the Work and Owner shall provide notice of any such change to Contractor. Owner Representative will act as the liaison for Owner’s communications with Contractor. Owner Representative shall have no authority to alter, amend or waive any right or obligation of Owner hereunder.

Owner Representative: Xan Moore

Email: xan.moore@xmsolarfinance.com

Phone: 214-535-9958

14.7 Further Assurances. Upon receipt of a written request from the other Party, each Party shall execute such additional documents, instruments, and assurances and take such additional actions as are reasonably necessary and desirable to carry out the terms and intent hereof. Neither Party shall unreasonably withhold, condition, or delay its compliance with any reasonable request made pursuant to this Section 14.8.

14.8 No Partnership or Joint Venture. This Agreement shall not create any partnership or joint venture between the Parties nor impart any rights enforceable against the Parties by any third party (other than a permitted successor or assignee bound to this Agreement).

14.9 Binding Effect. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.

14.10 Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same instrument and each of which shall be deemed an original.

14.11 Facsimile or Electronic Delivery. This Agreement may be duly executed and delivered by a Party by execution and facsimile or electronic format (including portable document format (.pdf)) delivery of the signature page of a counterpart to the other Party, and, if delivery is made by facsimile or other electronic format, the executing Party shall promptly deliver, via overnight delivery, a complete original counterpart that it has executed to the other Party, but this Agreement shall be binding on and enforceable against the executing Party whether or not it delivers such original counterpart.

14.12 Survival of Obligations. The expiration or earlier termination of this Agreement shall be without prejudice to the obligations which one Party owed to the other Party hereunder as of the time of such expiration or termination. Provisions of this Agreement which expressly provide for survival shall survive the expiration or termination of this Agreement for the periods of time so noted.

14.13 Waivers. No delay or omission by a Party to exercise any right or power it has under this Agreement shall impair or be construed as a waiver of such right or power. A waiver by any Party of any breach or covenant shall not be construed to be a waiver of any succeeding breach or any other covenant. All waivers must be signed by the Party waiving its rights.

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14.14 Confidentiality.

14.14.1 Definition of Confidential Information. The following constitutes “Confidential Information,” whether oral or written which is delivered by Owner to Contractor or by Contractor to Owner including, but not limited to: (a) proposals and negotiations concerning this Agreement, including the fact that negotiations are taking place (b) the terms of this Agreement, (c) the actual Invoices billed, and other supporting material provided, to Owner under this Agreement, and (d) information that either Owner or Contractor stamps or otherwise identifies as “confidential” or “proprietary” before disclosing it to the other. Confidential Information also includes technical information, financial information, methods of doing business, business plans and models, pricing and cost information, contract terms and conditions, marketing methods and strategies, names of suppliers, customers, creditors or partners, proposed transactions, market projections, names and compensation of employees and consultants, software programs, and other confidential and proprietary information relating to the Project. Confidential Information does not include (i) information that was publicly available at the time of the disclosure, other than as a result of a disclosure in breach of this Agreement; (ii) information that becomes publicly available through no fault of the recipient after the time of the delivery; (iii) information that was rightfully in the possession of the recipient (without confidential or proprietary restriction) at the time of delivery or that becomes available to the recipient from a source not known by the recipient to be subject to any restriction against disclosing such information to the recipient; and (iv) information that the recipient independently developed without use of or reference to Confidential Information in violation of this Agreement.

14.14.2 Duty to Maintain Confidentiality. From the Effective Date until the first anniversary of the Commercial Operation Date, Contractor and Owner shall not (i) disclose Confidential Information received from the other to anyone (other than Contractor’s and Owner’s Affiliates, counsel, consultants, purchasers, prospective purchasers, investors, prospective investors, contractors constructing or providing services to the Project (including but not limited to Subcontractors), employees, officers and directors who need to know and agree to be bound by the provisions of this Section 14.15), without the deliverer’s prior written consent and (ii) use Confidential Information of the other Party for any reason other than in performance of its obligations under this Agreement. Confidential Information will retain its character as Confidential Information but may be disclosed by the recipient if and to the extent such disclosure is required (a) to be made to Utility pursuant to the Interconnection Agreement(s), to Utility pursuant to the tariff under which Utility operates and other Utility rules under which Owner or the Project is bound, or to Governmental Authorities by any requirements of Law, (b) pursuant to an order of a court or (c) in order to enforce this Agreement. With the exception of the terms of this Agreement and Contractor’s (and its Subcontractors’) Invoices and supporting material, the originator or generator of Confidential Information may use such information for its own uses and purposes, including the public disclosure of such information at its own discretion. In the event a recipient is required by Law or by a court or regulatory agency to disclose Confidential Information, the recipient will, to the extent possible, give the disclosing Party prompt notice of such request so that the disclosing Party may seek an appropriate protective order. If, in the absence of a protective order, the receiving Party is nonetheless advised by counsel that disclosure of the Confidential Information is finally required (after, if advance notice to the disclosing Party is permitted by Law, exhausting any appeal requested by the disclosing Party at the disclosing Party’s expense), the receiving Party may disclose only such Confidential Information that is required to be disclosed to satisfy the disclosure requirement.

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14.14.3 Irreparable Injury; Remedies. Contractor and Owner each agree that disclosing Confidential Information of the other in violation of the terms of Section 14.14 herein may cause irreparable harm, and that the harmed Party may seek any and all remedies available to it at Law or in equity, including but not limited to injunctive relief.

14.14.4 Public Statements. Neither Party may issue or make any public announcement, press release or statement regarding this Agreement unless such public announcement, press release or statement is issued jointly by the Parties; or, prior to the release of the public announcement, press release or statement, any such Party wishing to make any such public statement furnishes the other Party with a copy of such announcement, press release or statement, and obtains the approval of the other Party, such approval not to be unreasonably withheld, conditioned or delayed; provided that, notwithstanding any failure to obtain such approval, no Party shall be prohibited from issuing or making any such public announcement, press release or statement if it is necessary to do so in order to comply with Law, legal proceedings or the rules and regulations of any stock exchange having jurisdiction over such Party.

14.15 Negotiated Terms. The Parties agree that the terms and conditions of this Agreement are the result of negotiations between the Parties and this Agreement shall not be construed in favor of or against any Party by reason of the extent to which any Party or its professional advisors participated in its preparation.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS HEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

OWNER: YABUCOA BESS LLC		CONTRACTOR: SOLARMAX RENEWABLE ENERGY PROVIDER, INC.

By:	/s/ Matt Williams	By:	/s/ David Hsu

Name:	Matt Williams	Name:	David Hsu

Title:	Managing member	Title:	CEO

Date:	12/31/2025	Date:	12/31/2025

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